     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 13, 2004
                                                          REGISTRATION NO.  333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                            CENTERPOINT ENERGY, INC.
             (Exact name of registrant as specified in its charter)

             TEXAS                    1111 LOUISIANA            74-0694415
(State or other jurisdiction of    HOUSTON, TEXAS 77002      (I.R.S. Employer
 incorporation or organization)       (713) 207-1111        Identification No.)
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                           --------------------------

                                 RUFUS S. SCOTT
    VICE PRESIDENT, DEPUTY GENERAL COUNSEL AND ASSISTANT CORPORATE SECRETARY
                                 1111 LOUISIANA
                              HOUSTON, TEXAS 77002
                                 (713) 207-1111
                     (Name, address, including zip code, and
                     telephone number, including area code,
                              of agent for service)

                                    COPY TO:
                                GERALD M. SPEDALE
                               BAKER BOTTS L.L.P.
                                  910 LOUISIANA
                              3000 ONE SHELL PLAZA
                            HOUSTON, TEXAS 77002-4995
                                 (713) 229-1234

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM   PROPOSED MAXIMUM
                                                     AMOUNT TO BE        OFFERING PRICE   AGGREGATE OFFERING      AMOUNT OF
      TITLE OF SHARES TO BE REGISTERED                REGISTERED            PER UNIT            PRICE         REGISTRATION FEE
----------------------------------------------  ----------------------  ----------------  ------------------  ----------------
2.875% Convertible Senior Notes due 2024......  $255,000,000 (1)               100%        $255,000,000 (1)        $32,309

Common Stock, par value $0.01 per share (2)...   19,906,320 shares (3)          -- (3)               -- (3)             -- (4)

(1) Estimated solely to compute the amount of the registration fee under Rule 457(o) under the Securities Act and exclusive of accrued interest.

(2) Includes the associated rights to purchase preferred stock, which initially are attached to and trade with the shares of common stock being registered hereby.

(3) This number represents the number of shares of common stock that are currently issuable upon conversion of the 2.875% Convertible Senior Notes due 2024, calculated based on a conversion rate of 78.0640 shares per $1,000 principal amount of the notes. Pursuant to Rule 416 under the Securities Act of 1933, we are also registering an indeterminable number of shares of common stock as may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(4) Under Rule 457(i) under the Securities Act of 1933, no separate registration fee is required for the shares of common stock currently issuable upon conversion of the notes because no additional consideration will be received upon such conversion.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION DATED APRIL 13, 2004

PROSPECTUS

                            [CENTERPOINT ENERGY LOGO]

                                  $255,000,000
                    2.875% Convertible Senior Notes due 2024
                                       and
               Common Stock Issuable Upon Conversion of the Notes

     This prospectus relates to $255,000,000 aggregate principal amount of our 2.875% Convertible Senior Notes due 2024. We originally issued and sold the notes to Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Banc of America Securities LLC, Credit Suisse First Boston LLC, J.P. Morgan Securities Inc., Wachovia Capital Markets LLC, ABN AMRO Rothschild LLC, Banc One Capital Markets, Inc., Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Commerzbank Aktiengesellschaft and Scotia Capital (USA) Inc. in a private placement in December 2003. This prospectus will be used by selling security holders to resell their notes and the common stock issuable upon conversion of the notes.

     The notes will bear interest at the rate of 2.875% per year. Interest on the notes will be payable on January 15 and July 15 of each year, beginning on July 15, 2004. Beginning with the six-month interest period commencing on January 15, 2007, we will pay contingent interest during a six-month interest period if the average trading price of a note is above a specified level during a specified period prior to such six-month interest period as described in this prospectus.

     The notes are convertible by holders into shares of our common stock at an initial conversion rate of 78.0640 shares of our common stock per $1,000 principal amount of notes (subject to adjustment in certain events), which is equal to an initial conversion price of $12.81 per share, under the following circumstances: (1) if the price of our common stock issuable upon conversion reaches specified thresholds described in this prospectus, (2) if we call the notes for redemption, (3) upon the occurrence of specified corporate transactions described in this prospectus or (4) if the credit ratings assigned to the notes decline below the levels described in this prospectus. Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and common stock.

     The notes will mature on January 15, 2024. We may redeem some or all of the notes at any time on or after January 15, 2007. The redemption prices are described under the caption "Description of the Notes -- Optional Redemption."

     The notes will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. Holders will have the right to require us to purchase the notes at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, including contingent interest and additional amounts, if any, on January 15, 2007, January 15, 2012 and January 15, 2017 or upon a fundamental change as described in this prospectus.

     The notes will be treated as contingent payment debt instruments that will be subject to special United States federal income tax rules. For discussion of the special tax rules governing contingent payment debt instruments, see "Material United States Federal Income Tax Considerations."

     Our common stock is listed on the New York Stock Exchange under the symbol "CNP." The last reported sales price of our common stock on the New York Stock Exchange on April 12, 2004 was $11.27 per share.

     The notes trade in the Private Offerings, Resales and Trading through Automatic Linkages Market commonly referred to as the Portal Market; however, the notes resold pursuant to this prospectus will no longer trade in the Portal Market.

     INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10.

     We will not receive any of the proceeds from the sale of the notes or shares of common stock by any of the selling security holders. The notes and the shares of common stock may be offered and sold from time to time directly from the selling security holders or alternatively through underwriters of broker-dealers or agents. The notes and the shares of common stock may be sold in one or more transactions at fixed prices, at the prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. See "Plan of Distribution."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is     , 2004.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THAT DOCUMENT. ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.

                                TABLE OF CONTENTS

                                                                                                        Page
                                                                                                        ----
WHERE YOU CAN FIND MORE INFORMATION.............................................................          2
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION......................................          3
PROSPECTUS SUMMARY..............................................................................          5
RISK FACTORS....................................................................................         10
USE OF PROCEEDS.................................................................................         13
DESCRIPTION OF THE NOTES........................................................................         14
DESCRIPTION OF OUR CAPITAL STOCK................................................................         38
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS........................................         45
SELLING SECURITY HOLDERS........................................................................         52
PLAN OF DISTRIBUTION............................................................................         55
VALIDITY OF SECURITIES..........................................................................         58
EXPERTS.........................................................................................         58

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC's Internet site located at http://www.sec.gov.

     This prospectus is part of a registration statement we have filed with the SEC relating to the notes and the common stock issuable upon conversion thereof. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Web site.

     We have obtained a no-action letter from the SEC which provides that we will be treated as the successor of Reliant Energy, Incorporated for financial reporting purposes under the Securities Exchange Act of 1934. We are "incorporating by reference" into this prospectus information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus (but not information deemed to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.

     We are incorporating by reference into this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until all the securities are sold:

     - our Annual Report on Form 10-K for the year ended December 31, 2003 (our "2003 Form 10-K"),

     -    our Current Report on Form 8-K filed January 29, 2004,

     -    Item 5 of our Current Report on Form 8-K filed February 12, 2004,

     -    our Current Report on Form 8-K filed March 10, 2004,

     - our Current Report on Form 8-K filed April 1, 2004 which reports that our subsidiary, CenterPoint Energy Resources Corp., entered into a new credit agreement,

     - Item 5 of our Current Report on Form 8-K filed April 1, 2004 which reports the filing of our final true-up application, and

     - the description of our common stock (including the related preferred share purchase rights) contained in our Current Report on Form 8-K filed September 6, 2002, as we may update that description from time to time.

     You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at the following address:

                            CenterPoint Energy, Inc.
                             Attn: Investor Services
                                  P.O. Box 4567
                            Houston, Texas 77210-4567
                                 (713) 207-1111

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     From time to time we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. In some cases, you can identify our forward-looking statements by the words "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "goal," "intend," "may," "objective," "plan," "potential," "predict," "projection," "should," "will" or other similar words.

     We have based our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

     The following are some of the factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements:

     - the timing and outcome of the regulatory process leading to the determination and recovery of the true-up components and the securitization of these amounts;

     - the timing and results of the monetization of our interest in Texas Genco Holdings, Inc.;

     - state and federal legislative and regulatory actions or developments, including deregulation, re-regulation and restructuring of the electric utility industry, constraints placed on our activities or business by the Public Utility Holding Company Act of 1935, as amended ("1935 Act"), changes in or application of laws or regulations applicable to other aspects of our business and actions with respect to:

          -    allowed rates of return,

          -    rate structures,

          -    recovery of investments, and

          -    operation and construction of facilities,

     - termination after 2003 of accruals for the true-up of the difference between market prices for generation projected by the Public Utility Commission of Texas and the actual market prices for generation as determined in the state-mandated capacity auctions,

     - industrial, commercial and residential growth in our service territory and changes in market demand and demographic patterns,

     - the timing and extent of changes in commodity prices, particularly natural gas,

     -    changes in interest rates or rates of inflation,

     -    weather variations and other natural phenomena,

     -    the timing and extent of changes in the supply of natural gas,

     - commercial bank and financial market conditions, our access to capital, the cost of such capital, receipt of certain approvals under the 1935 Act, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets,

     -    actions by rating agencies,

     -    inability of various counterparts to meet their obligations to us,

     - non-payment for our services due to financial distress of our customers, including Reliant Resources, Inc. ("Reliant Resources"),

     - the outcome of the pending lawsuits against us, Reliant Energy, Incorporated and Reliant Resources,

     - the ability of Reliant Resources to satisfy its obligations to us, including indemnity obligations and obligations to pay the "price to beat" clawback,

     - other factors we discuss in "Risk Factors" beginning on page 26 of our 2003 10-K.

     Other risk factors are described in other documents we file with the SEC and incorporated by reference in this prospectus.

     You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information that you should consider regarding CenterPoint Energy, Inc. and your investment in the notes. You should read carefully the entire prospectus, including the risk factors, financial data and financial statements included or incorporated by reference herein and the other documents incorporated by reference in this prospectus.

     Unless the context requires otherwise, the terms "CenterPoint Energy," "our company," "we," "our," "ours" and "us" refer to CenterPoint Energy, Inc.; the term "CenterPoint Houston" refers to CenterPoint Energy Houston Electric, LLC, our electric utility subsidiary; and the term "CERC" refers to CenterPoint Energy Resources Corp., our gas distribution and pipelines and gathering subsidiary. We refer to our 2.875% Convertible Senior Notes due 2024 offered by this prospectus as the "notes."

                                   OUR COMPANY

     We are a public utility holding company. Our indirect wholly owned subsidiaries include (i) CenterPoint Houston, which provides electric transmission and distribution services in a 5,000-square mile area of the Texas Gulf Coast that includes Houston, and (ii) CERC, which owns gas distribution systems serving approximately 3 million customers in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas. Through wholly owned subsidiaries, CERC also owns two interstate natural gas pipelines and gas gathering systems and provides various ancillary services. We also have an approximately 81% ownership interest in Texas Genco Holdings, Inc. ("Texas Genco"), which owns and operates electric generating plants in Texas. We distributed approximately 19% of the outstanding common stock of Texas Genco to our shareholders in January 2003.

     We are a registered public utility holding company under the Public Utility Holding Company Act of 1935 ("1935 Act"). The 1935 Act and related rules and regulations impose a number of restrictions on our activities and those of our subsidiaries other than Texas Genco. The 1935 Act, among other things, limits our ability and the ability of our regulated subsidiaries to issue debt and equity securities without prior authorization, restricts the source of dividend payments to current and retained earnings without prior authorization, regulates sales and acquisitions of certain assets and businesses and governs affiliate transactions.

     Our executive offices are located at 1111 Louisiana, Houston, Texas 77002 (telephone number 713-207-1111).

                                  THE OFFERING

     For a more complete description of the terms of the notes, see "Description of the Notes" beginning on page 14.

Issuer.....................     CenterPoint Energy, Inc.

Securities Offered.........     $255,000,000 aggregate principal amount of
                                2.875% Convertible Senior Notes due 2024.

Maturity...................     January 15, 2024.

Interest...................     2.875% per annum on the principal amount,
                                payable semiannually in arrears on each January
                                15 and July 15, beginning July 15, 2004. We will also pay contingent interest and additional amounts on the notes under the circumstances described in this prospectus.

Ranking....................     The notes will be unsecured and will rank
                                equally in right of payment with all of
                                CenterPoint Energy's other existing and future unsecured and unsubordinated indebtedness. The notes will not have the benefit of collateral granted to all CenterPoint Energy's existing secured debt and are effectively subordinated to existing and future indebtedness and other liabilities of CenterPoint Energy's subsidiaries. As discussed in the "Description of the Notes" section beginning on page 14, as of March 31, 2004, CenterPoint Energy, on an unconsolidated basis, had approximately
                                $5.3 billion aggregate principal amount of outstanding indebtedness, including approximately $1.7 billion secured by the stock of Texas Genco and approximately $807 million secured by mortgage bonds of CenterPoint
                                Houston.

Contingent Interest........     We will make additional payments of interest,
                                referred to in this prospectus as "contingent interest," during any six-month period from January 15 to July 14 or from July 15 to January
                                14 commencing on or after January 15, 2007 for which the average trading price of the notes for the applicable five trading day reference period equals or exceeds 120% of the principal amount of the notes as of the day immediately preceding the first day of the applicable six-month interest period. The amount of contingent interest payable per note in respect of any six-month period will be equal to 0.25% of the average trading price of a note for the applicable five trading day reference period.
                                The five trading day reference period means the five trading days ending on the second trading day immediately preceding the relevant six-month interest period. For more information about contingent interest, see "Description of the Notes -- Contingent Interest" beginning on page
                                15.

Conversion Rights..........     Holders may convert their notes into shares of
                                our common stock under any of the following circumstances:

                                (1) during any calendar quarter (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter, is greater than or equal to 120% of the conversion price per share of our common stock on such last trading day, or

                                (2)     if the notes have been called for
                                        redemption, or

                                (3)     upon the occurrence of specified
                                        corporate transactions described under
                                        "Description of the Notes -- Conversion
                                        Rights -- Conversion Upon Specified
                                        Corporate Transactions" beginning on
                                        page 18, or

                                (4) during any period in which the credit ratings assigned to the notes by both Moody's and S&P are lower than Ba2 and BB, respectively, or the notes are no longer rated by at least one of these rating services or their successors.

                                For each $1,000 principal amount of notes surrendered for conversion, you will receive
                                78.0640 shares of our common stock. This represents an initial conversion price of $12.81 per share of common stock. As described in this prospectus, the conversion rate may be adjusted for certain reasons, but it will not be adjusted for accrued and unpaid interest. Except as otherwise described in this prospectus, you will not receive any payment representing accrued and unpaid interest upon conversion of a note; however, we will continue to pay additional amounts, if any, on the notes and the common stock issuable upon conversion thereof to the holder in accordance with the registration rights agreement. Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and common stock. Notes called for redemption may be surrendered for conversion prior to the close of business on the second business day immediately preceding the redemption date.

Optional Redemption........     Prior to January 15, 2007, the notes will not
                                be redeemable. On or after January 15, 2007, we may redeem for cash all or part of the notes at any time, upon not less than 30 nor more than 60 days' notice before the redemption date by mail to the trustee under the indenture under which the notes have been issued, the paying agent and each holder of notes, for a price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest, including contingent interest, if any, and additional amounts owed, if any, to the redemption date. See "Description of the Notes
                                -- Optional Redemption" on page 16.

Purchase of Notes by Us at
the Option of the Holder...     Holders have the right to require us to purchase
                                all or any portion of the notes for cash on January 15, 2007, January 15, 2012 and January
                                15, 2017. In each case, we will pay a purchase price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including contingent interest, if any, and additional amounts owed, if any, to such purchase date. See "Description of the Notes -- Purchase of Notes by Us at the Option of the Holder" beginning on page 21.

Fundamental Change.........     If we undergo a Fundamental Change (as defined
                                under "Description of the Notes -- Fundamental
                                Change Requires Purchase of Notes by Us at the
                                Option of the Holder" beginning on page 22) prior to January 15, 2007, holders will have the right, at their option, to require us to purchase any or all of their notes for cash, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The cash price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including contingent interest, if any, and additional amounts owed, if any, to the Fundamental Change purchase date. See
                                "Description of the Notes -- Fundamental Change
                                Requires Purchase of Notes by Us at the Option of the Holder" beginning on page 22.

Significant Covenants......     The notes have been issued under an indenture
                                containing certain restrictive covenants for your benefit. These covenants, which are described under "Description of the Notes" beginning on page 14, restrict our ability, with certain exceptions, to:

                                - incur certain debt secured by liens, and

                                - merge, consolidate or transfer substantially
                                  all of our assets.

Use of Proceeds............     We will not receive any proceeds from the sale
                                by the selling security holders of the notes or the common stock issuable upon conversion thereof. See "Use of Proceeds" on page 13.

Trustee, Paying Agent and
Conversion Agent...........     JPMorgan Chase Bank.

Risk Factors...............     You should consider carefully all of the
                                information set forth and incorporated by reference in this prospectus and, in particular, you should evaluate the specific factors set forth under "Risk Factors" beginning on page 10 before deciding whether to invest in the notes.

U.S. Federal Income Tax
Considerations ............     We and each holder agree in the indenture to
                                treat the notes as contingent payment debt instruments for U.S. federal income tax purposes. As a holder of notes, you will agree to accrue original issue discount on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing, 5.06%, compounded semi-annually, even though the notes will have a significantly lower stated yield to maturity. You may recognize taxable income in each year significantly in excess of interest payments (whether fixed or contingent) actually received that year. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, exchange, conversion or redemption of the notes.
                                In the case of a conversion, this gain will be measured by the amount of cash and fair market value of any stock received. A summary of the United States federal income tax consequences of ownership of the notes and our common stock is described in this prospectus under the heading
                                "Material United States Federal Income Tax
                                Considerations" beginning on page 45. Owners of the notes should consult their tax advisors as to the United States federal, state, local or other tax consequences of acquiring, owning and disposing of the notes and our common stock.

Governing Law..............     The indenture and the notes are governed by,
                                and construed in accordance with, the laws of the State of New York.

Book-Entry Form............     The notes were issued in book-entry form and are
                                represented by permanent global certificates deposited with, or on behalf of, The Depository
                                Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in any of the notes are shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Listing....................     The notes sold in the initial placement to
                                qualified institutional buyers are eligible for trading on the Private Offerings, Resales and Trading through Automatic Linkages Market commonly referred to as the Portal Market;
                                however, the notes resold pursuant to this prospectus will no longer be eligible for trading on the Portal Market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Our common stock is traded on the New York Stock
                                Exchange under the symbol "CNP."

                       RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth ratios of earnings to fixed charges for each of the periods indicated, calculated pursuant to SEC rules. Earnings from continuing operations in 2002 and 2003 include $697 million and $661 million, respectively, of non-cash ECOM true-up.

                                                           YEAR ENDED DECEMBER 31,
                                              -------------------------------------------------
                                              1999        2000       2001       2002       2003
                                              ----        ----       ----       ----       ----
Ratio of earnings from continuing
operations to fixed charges...........        5.38        1.80       2.18       1.70       1.68

                                  RISK FACTORS

     In addition to the information contained elsewhere in this prospectus and the risk factors described in "Item 1. Business - Risk Factors" in our 2003 10-K, which discussion is incorporated in this section by reference, and any risk factors included in other documents incorporated by reference herein, the following risk factors should be considered carefully by each prospective investor before making an investment decision.

RISKS RELATED TO THE NOTES

     THE MARKET PRICE OF THE NOTES COULD BE SIGNIFICANTLY AFFECTED BY THE MARKET PRICE OF OUR COMMON STOCK.

     We expect that the market price of our notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to factors including the following, many of which are beyond our control:

     -    quarterly fluctuations in our operating and financial results,

     - changes in financial estimates and recommendations by financial analysts,

     -    changes in the ratings of our notes or other securities,

     - developments related to litigation or regulatory proceedings involving us,

     - fluctuations in the stock price and operating results of our competitors,

     -    dispositions, acquisitions and financings, and

     -    general conditions in the industries in which we operate.

     In addition, the stock markets in general, including the New York Stock Exchange, recently have experienced significant price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may affect adversely the market prices of our notes and our common stock.

     WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

     There is currently no public market for the notes. Although the notes sold to qualified institutional buyers under Rule 144A are eligible for trading on the Portal Market, the notes resold pursuant to this prospectus will no longer be eligible for trading on the Portal Market. As a result, there may be a limited market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes in any automated quotation system. Accordingly, we cannot predict whether an active trading market for the notes will develop or be sustained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could fall. If an active trading market were to develop, the notes could trade at prices that may be lower than the initial offering price of the notes. In addition, the market price for the notes may be adversely affected by changes in our financial performance, changes in the overall market for similar securities and performance or prospects for companies in our industry.

     WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO PURCHASE THE NOTES UPON A FUNDAMENTAL CHANGE OR OTHER PURCHASE DATE, AS REQUIRED BY THE INDENTURE GOVERNING THE NOTES.

     On January 15, 2007, January 15, 2012 and January 15, 2017, holders of the notes may require us to purchase their notes for cash. In addition, holders of the notes also may require us to purchase their notes upon a Fundamental Change as described under "Description of the Notes -- Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder." A Fundamental Change also may constitute an event of default, and result in the acceleration of the maturity of our then existing indebtedness, under another indenture or other agreement. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the purchase price for the notes tendered by holders. Failure by us to purchase the notes when required will result in an event of default with respect to the notes.

     YOU SHOULD CONSIDER THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OWNING THE NOTES.

     We intend to treat the notes as indebtedness for United States federal income tax purposes and intend to take the position that the notes will be subject to the special regulations governing contingent payment debt instruments (which we refer to as the "CPDI regulations"). The notes will be subject to the CPDI regulations if the contingency represented by the provision of contingent interest on the notes is neither remote nor incidental, as stated in section 1.1275-4(a)(5) of the CPDI regulations. The application of the CPDI regulations to instruments such as the notes is uncertain in several respects, and, as a result, no assurance can be given that the Internal Revenue Service or a court will agree with the treatment described herein, and no ruling will be obtained from the Internal Revenue Service concerning the application of the CPDI regulations to the notes. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the notes. In particular, a holder might be required to accrue interest income at a higher or lower rate, might not recognize income, gain or loss upon conversion of the notes into shares of our common stock, might recognize capital gain or loss upon a taxable disposition of the notes and might have an adjusted tax basis in the notes or our common stock acquired upon conversion of a note materially different than discussed herein. Please read "Material United States Federal Income Tax Considerations" in this prospectus.

     THE NOTES WILL BE EFFECTIVELY SUBORDINATED TO EXISTING AND FUTURE INDEBTEDNESS AND OTHER LIABILITIES OF OUR SUBSIDIARIES.

     We derive substantially all our operating income from, and hold substantially all our assets through, our subsidiaries. As a result, we will depend on distributions from our subsidiaries in order to meet our payment obligations under any debt securities, including the notes and our other obligations. In general, these subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on our debt securities or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends and those under the 1935 Act, limit their ability to make payments or other distributions to us, and they could agree to contractual restrictions on their ability to make distributions. For a discussion of restrictions under the 1935 Act, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations of CenterPoint Energy and Subsidiaries -- Liquidity and Capital Resources -- Future Sources and Uses of Cash -- Certain Contractual and Regulatory Limits on Ability to Issue Securities and Pay Dividends on our Common Stock" in Item 7 of Part II of our 2003 Form 10-K.

     Our right to receive any assets of any subsidiary, and therefore the right of our creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any subsidiary, our rights as a creditor would be subordinated to any security interest in the assets of that subsidiary and any indebtedness of the subsidiary senior to that held by us. Excluding subsidiaries issuing trust preferred securities and transition bonds, as of March 31, 2004, our subsidiaries had approximately $5.3 billion aggregate principal amount of external indebtedness, of which approximately
$2.9 billion is secured, as well as other liabilities.

     IF YOU HOLD NOTES, YOU WILL NOT BE ENTITLED TO ANY RIGHTS WITH RESPECT TO OUR COMMON STOCK, BUT YOU WILL BE SUBJECT TO ALL CHANGES MADE WITH RESPECT TO OUR COMMON STOCK.

     If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our articles of incorporation or by-laws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although the shares issued upon exchange of your notes will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

     WE MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK AND THEREBY MATERIALLY AND ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     We are not restricted from issuing additional common stock during the life of the notes and have no obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock and, in turn, the price of the notes.

     OUR ARTICLES OF INCORPORATION AND BYLAW PROVISIONS, AND SEVERAL OTHER FACTORS, COULD LIMIT ANOTHER PARTY'S ABILITY TO ACQUIRE US AND COULD DEPRIVE YOU OF THE OPPORTUNITY TO OBTAIN A TAKEOVER PREMIUM FOR YOUR SHARES OF COMMON STOCK.

     A number of provisions that are in our articles of incorporation and bylaws will make it difficult for another company to acquire us and for you to receive any related takeover premium for our common stock. See "Description of Our Capital Stock -- Anti-Takeover Effects of Texas Laws and Our Charter and Bylaw Provisions" and "Description of Our Capital Stock -- Shareholder Rights Plan."

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale by the selling security holders of the notes or the common stock issuable upon their conversion.

     We issued $255,000,000 aggregate principal amount of the notes on December 17, 2003. We issued the notes to the initial purchasers in a private placement. We used the proceeds from this financing to redeem approximately $250 million aggregate liquidation amount of the 8.125% trust preferred securities, Series A, issued by HL&P Capital Trust I, one of our subsidiary trusts.

                            DESCRIPTION OF THE NOTES

     We issued the notes under an indenture dated as of May 19, 2003 between us and JPMorgan Chase Bank, as trustee, as supplemented. The descriptions under this heading are summaries of the material provisions of the notes and the indenture. Such summaries do not purport to be complete and are qualified in their entirety by reference to the indenture and the notes. For a complete description of the notes, you should refer to the indenture and the supplemental indenture establishing the terms of the notes, which we have filed with the SEC. References to article and section numbers in this prospectus, unless otherwise indicated, are references to article and section numbers of the indenture. For purposes of this summary, the terms "we," "our," "ours" and "us" refer only to CenterPoint Energy, Inc. and not to any of our subsidiaries.

     We may issue debt securities from time to time in one or more series under the indenture. There is no limitation on the amount of debt securities we may issue under the indenture. In addition to the notes, our 5.875% Senior Notes due 2008 ($200,000,000 outstanding), our 6.85% Senior Notes due 2015 ($200,000,000 outstanding), our 7.25% Senior Notes due 2010 ($200,000,000 outstanding) and our 3.75% Convertible Senior Notes due 2023 ($575,000,000 outstanding) are currently outstanding under the indenture.

GENERAL

     The notes will mature on January 15, 2024. The notes are issued only in denominations of $1,000 principal amount and integral multiples of $1,000 principal amount. The notes are limited to $255,000,000 in aggregate principal amount.

     The notes:

     -    are general unsecured obligations,

     - rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness, and

     - with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries.

     As of March 31, 2004, CenterPoint Energy, on an unconsolidated basis, had approximately $5.3 billion aggregate principal amount of outstanding indebtedness. Of this indebtedness, approximately $1.7 billion is secured by the stock of Texas Genco and approximately $807 million of obligations relating to pollution control bonds issued on CenterPoint Energy's behalf are secured by general mortgage bonds and first mortgage bonds of CenterPoint Houston. Excluding subsidiaries issuing trust preferred securities and transition bonds, as of March 31, 2004, our subsidiaries had approximately $5.3 billion aggregate principal amount of external indebtedness, of which approximately $2.9 billion is secured, as well as other liabilities.

STRUCTURAL SUBORDINATION

     We are a holding company that conducts substantially all of our operations through our subsidiaries. Our only significant assets are the capital stock of our subsidiaries, and our subsidiaries generate substantially all of our operating income and cash flow. As a result, dividends or advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, including the 1935 Act, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we may require to pay our debt service obligations, including payments on the notes. In addition, the notes will be effectively subordinated to all of the liabilities of our subsidiaries with regard to the assets and earnings of our subsidiaries.

INTEREST

     Interest on the notes will:

     -    accrue at the rate of 2.875% per year from December 17, 2003,

     - be payable semi-annually in arrears on each January 15 and July 15, beginning July 15, 2004,

     - be payable to the person in whose name the notes are registered at the close of business on the January 1 and July 1 immediately preceding the applicable interest payment date, which we refer to with respect to the notes as "regular record dates,"

     - be computed on the basis of a 360-day year comprised of twelve 30-day months, and

     - be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

     If any interest payment date, the maturity date, or any redemption date or purchase date (including upon the occurrence of a Fundamental Change, as described below) falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the relevant interest payment date, maturity date, redemption date or purchase date and no interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or purchase date (including upon the occurrence of a Fundamental Change), as the case may be, to the date of that payment on the next succeeding business day. The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

     In addition, we will pay contingent interest and additional amounts on the notes under the circumstances described below under " -- Contingent Interest" and " -- Registration Rights."

CONTINGENT INTEREST

     We will pay contingent interest to the holders of notes during any six-month period from January 15 to July 14 or from July 15 to January 14 commencing on or after January 15, 2007 for which the average trading price of a note for the applicable five trading day reference period equals or exceeds 120% of the principal amount of the note as of the day immediately preceding the first day of the applicable six-month interest period. The five trading day reference period means the five trading days ending on the second trading day immediately preceding the relevant six-month interest period.

     During any period when contingent interest is payable, the contingent interest payable per note in respect of any six-month period will equal 0.25% of the average trading price of the note for the applicable five trading day reference period.

     The record date and payment date for contingent interest, if any, will be the same as the regular record date and payment date for the semi-annual interest payments on the notes.

     The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the bid solicitation agent for $10 million principal amount of notes at approximately 4:00 p.m., New York City time, on such determination date from three unaffiliated, nationally recognized securities dealers we select, provided that if:

     - at least three such bids are not obtained by the bid solicitation agent, or

     - in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will equal (a) the then applicable conversion rate of the notes multiplied by (b) the average of the last reported sale prices of our common stock for the five trading days ending on such determination date, appropriately adjusted to take into account the occurrence, during the period commencing on the first trading day during that five day trading period and ending on such determination date, of any event that would result in an adjustment of the conversion rate under the indenture.

     The "last reported sale price" of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market.

     If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the "last reported sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

     If our common stock is not so quoted, the "last reported sale price" will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

     The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent at any time, but the bid solicitation agent may not be our affiliate. The bid solicitation agent will solicit bids from nationally recognized securities dealers we believe are willing to bid for the notes.

     We will notify the holders of the notes upon a determination that they will be entitled to receive contingent interest during a six-month interest period. In connection with providing such notice, we will issue a press release and publish a notice containing information regarding the contingent interest determination in a newspaper of general circulation in The City of New York or publish the information on our web site or through such other public medium as we may use at that time.

OPTIONAL REDEMPTION

     No sinking fund is provided for the notes. Prior to January 15, 2007, the notes will not be redeemable. On or after January 15, 2007, we may redeem for cash all or part of the notes at any time, upon not less than 30 nor more than 60 days' notice before the redemption date to the trustee, the paying agent and each holder of notes, for a price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest, including contingent interest and additional amounts, if any, to the redemption date.

     If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

     If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

     In the event of any redemption in part, we will not be required to:

     - issue, register the transfer of or exchange any note during a period of 15 days before the mailing of the redemption notice, or

     - register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

CONVERSION RIGHTS

     Subject to the conditions and during the periods and under the circumstances described below, holders may convert each of their notes into shares of our common stock initially at a conversion rate of 78.0640 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of $12.81 per share of common stock) at any time prior to the close of business on January 15, 2024. The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder's notes so long as the notes converted are an integral multiple of $1,000 principal amount.

     Except as otherwise described below, you will not receive any cash payment representing accrued and unpaid interest (including contingent interest, if any) upon conversion of a note and we will not adjust the conversion rate to account for the accrued and unpaid interest. Upon conversion of a note, we will become obligated to deliver to you a fixed number of shares of our common stock (or, as described below, cash or a combination of cash and shares of common stock in lieu thereof) and any cash payment to account for fractional shares (the "conversion obligation"). Except in the case of a cash settlement or a combined settlement as described below, the cash payment for fractional shares will be based on the last reported sale price of our common stock on the trading day immediately prior to the conversion date. Delivery of shares of common stock (or, as described below, cash or a combination of cash and shares of common stock in lieu thereof) and any cash payment to account for fractional shares will be deemed to satisfy our obligation to pay the principal amount of the notes, including accrued and unpaid interest (including contingent interest, if any). Accrued and unpaid interest (including contingent interest, if any) will be deemed paid in full rather than canceled, extinguished or forfeited. The trustee will initially act as the conversion agent. Notwithstanding conversion of any notes, the holders of the notes and any common stock issuable upon conversion thereof will continue to be entitled to receive additional amounts in accordance with the registration rights agreement. See " -- Registration Rights" below.

     If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

     If a holder wishes to exercise its conversion right, such holder must deliver a conversion notice, together, if the notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. The date you comply with these requirements is referred to as the "conversion date." Holders may obtain copies of the required form of the conversion notice from the conversion agent.

     If a holder has already delivered a purchase notice as described under either " -- Purchase of Notes by Us at the Option of the Holder" or " -- Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder" with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

     Holders of notes at the close of business on a regular record date will receive payment of interest, including contingent interest, if any, payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on such regular record date. Notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the immediately following interest payment date must be accompanied by payment of an amount equal to the interest, including contingent interest, if any, that the holder is to receive on the notes; provided, however, that no such payment need be made if (1) we have specified a redemption date that is after a record date and on or prior to the immediately following interest payment date, (2) we have specified a purchase date following a Fundamental Change that is during such period or (3) any overdue interest (including overdue contingent interest, if any) exists at the time of conversion with respect to such notes to the extent of such overdue interest. The holders of the notes and any common stock issuable upon conversion thereof will continue to be entitled to receive additional amounts in accordance with the registration rights agreement.

     Holders may surrender their notes for conversion into shares of our common stock prior to stated maturity only in the circumstances described below. For a discussion of the federal income tax consequences of a conversion of the notes into our common stock, see "Material United States Federal Income Tax Considerations."

     Upon conversion, we will satisfy our conversion obligation by delivering to you either (1) shares of our common stock, (2) cash or (3) a combination of cash and shares of our common stock, as follows:

         (1)Share Settlement. If we elect to satisfy the entire conversion obligation in shares of our common stock, then we will deliver to you a number of full shares equal to (a) the aggregate principal amount of notes to be converted divided by 1,000 multiplied by (b) the applicable conversion rate, together with any cash payment for fractional shares.

         (2)Cash Settlement. If we elect to satisfy the entire conversion obligation in cash, then we will deliver to you an amount in cash equal to the product of:

           - (a) the aggregate principal amount of notes to be converted divided by 1,000 multiplied by (b) the applicable conversion rate and

           - the average of the last reported sale prices of our common stock for the five trading day period starting the third trading day following the conversion date (the "applicable stock price").

         (3)Combined Settlement. If we elect to satisfy a portion of the conversion obligation in cash (the "partial cash amount") and a portion in shares of our common stock, then we will deliver to you such partial cash amount, plus a number of full shares equal to (a) the cash settlement amount as described in clause (2) above minus such partial cash amount divided by (b) the applicable stock price, together with any cash payment for fractional shares determined using the applicable stock price.

     If we choose to satisfy the conversion obligation by share settlement, then settlement in shares will be made on or prior to the fifth trading day following the conversion date. If we choose to satisfy the conversion obligation by cash settlement or combined settlement, then we will notify you, through the trustee, of the dollar amount to be satisfied in cash at any time on or before the date that is two business days following the conversion date (the "settlement notice period"). Share settlement will apply automatically if we do not notify you that we have chosen another settlement method.

     If we timely elect cash settlement or combined settlement, then you may retract your conversion notice at any time during the two business day period beginning on the business day after the settlement notice period (the "conversion retraction period"). You cannot retract your conversion notice (and your conversion notice therefore will be irrevocable) if we elect share settlement. If you have not retracted your conversion notice during the conversion retraction period, then cash settlement or combined settlement will be made through the conversion agent no later than the third business day following the determination of the applicable stock price.

     CONVERSION UPON SATISFACTION OF SALE PRICE CONDITION. A holder may surrender any of its notes for conversion into shares of our common stock in any calendar quarter (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the conversion price per share of our common stock on such last trading day.

     CONVERSION UPON REDEMPTION. If we redeem the notes, holders may convert notes into our common stock at any time prior to the close of business on the second business day immediately preceding the redemption date, even if the notes are not otherwise convertible at such time.

     CONVERSION UPON SPECIFIED CORPORATE TRANSACTIONS. If we elect to:

     - distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution, or

     - distribute to all holders of our common stock assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time; provided, however, that a holder may not exercise this right to convert if the holder may participate in the distribution without conversion. The "ex-dividend date" is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer.

     In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash or property other than securities, a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction. If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a note into our common stock will be changed into a right to convert a note into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its notes immediately prior to the transaction. If we engage in any transaction described in the preceding sentence, the conversion rate will not be adjusted. If the transaction also constitutes a Fundamental Change, as defined below, a holder can require us to purchase all or a portion of its notes as described below under " -- Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder."

     CONVERSION UPON CREDIT RATINGS EVENT. A holder may convert notes into our common stock during any period in which the credit ratings assigned to the notes by both Moody's Investors Service, Inc. and Standard & Poor's Ratings Services are lower than Ba2 and BB, respectively, or the notes are no longer rated by at least one of these ratings services or their successors.

     CONVERSION RATE ADJUSTMENTS. The conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

          (1) the payment of dividends and other distributions on our common stock payable exclusively in shares of our common stock or our other capital stock,

          (2) the issuance to all holders of our common stock of rights or warrants that allow the holders to purchase shares of our common stock for a period expiring within 60 days from the date of issuance of the rights or warrants at less than the market price on the record date for the determination of shareholders entitled to receive the rights or warrants,

          (3) subdivisions, combinations, or certain reclassifications of our common stock,

          (4) distributions to all holders of our common stock of assets, debt securities or rights or warrants to purchase our securities (excluding (A) any dividend, distribution or issuance covered by clauses (1) or (2) above,
     (B) any dividend or distribution paid exclusively in cash, and (C) our prior distributions of shares of common stock of Reliant Resources and of Texas Genco), if these distributions, aggregated on a rolling twelve-month basis, have a per share value exceeding 15% of the market price of our common stock on the trading day immediately preceding the declaration of the distribution. In cases where (a) the fair market value per share of common stock of the assets, debt securities or rights or warrants to purchase our securities distributed to shareholders equals or exceeds the market price of our common stock on the record date for the

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

     determination of shareholders entitled to receive such distribution, or (b) the market price of our common stock on the record date for determining the shareholders entitled to receive the distribution exceeds the fair market value per share of common stock of the assets, debt securities or rights or warrants so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder will be entitled to receive upon conversion, in addition to the shares of our common stock, the kind and amount of assets, debt securities or rights or warrants comprising the distribution that the holder would have received if the holder had converted the holder's notes immediately prior to the record date for determining the shareholders entitled to receive the distribution, and

          (5) distributions made during any of our quarterly fiscal periods consisting exclusively of cash to all holders of outstanding shares of common stock in an aggregate amount that, together with (A) other all-cash distributions made during such quarterly fiscal period, and (B) any cash and the fair market value, as of the expiration of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) of consideration payable in respect of any tender or exchange offer by us or any of our subsidiaries for shares of common stock concluded during such quarterly fiscal period, exceed the product of $0.10 (appropriately adjusted from time to time for any stock dividends on or subdivisions or combinations of our common stock) multiplied by the number of shares of common stock outstanding on the record date for such distribution.

     With respect to paragraph (4) above, in the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average last reported sales prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

     Notwithstanding the foregoing, in no event will the conversion rate exceed 109.2896, which we refer to as the "maximum conversion rate," as a result of an adjustment pursuant to paragraphs (4) and (5) above. The maximum conversion rate will be appropriately adjusted from time to time for any stock dividends on or subdivisions or combinations of our common stock.

     In addition to these adjustments, we may increase the conversion rate as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give holders of notes at least 15 days' notice of such an increase in the conversion rate.

     As used in this prospectus, "market price" means the average of the last reported sale prices per share of our common stock for the 20 trading day period ending on the applicable date of determination (if the applicable date of determination is a trading day or, if not, then on the last trading day prior to the applicable date of determination), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the 20 trading day period and ending on the applicable date of determination, of any event that would result in an adjustment of the conversion rate under the indenture.

     No adjustment to the conversion rate or the ability of a holder of a note to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

     The applicable conversion rate will not be adjusted:

     - upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan,

     - upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries,

     - upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued,

     -    for a change in the par value of our common stock, or

     - for accrued and unpaid interest, including contingent interest or additional amounts, if any.

     The holders will receive, upon conversion of the notes, in addition to common stock, the rights under our shareholder rights plan or under any future rights plan we may adopt, whether or not the rights have separated from the common stock at the time of conversion unless, prior to conversion, the rights have expired, terminated or been redeemed or exchanged. See "Description of Our Capital Stock -- Shareholder Rights Plan."

     No adjustment in the applicable conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion price. If the adjustment is not made because the adjustment does not change the applicable conversion price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment.

PURCHASE OF NOTES BY US AT THE OPTION OF THE HOLDER

     Holders have the right to require us to purchase the notes on January 15, 2007, January 15, 2012 and January 15, 2017 (each, a "purchase date"). Any note purchased by us on a purchase date will be paid for in cash. We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the fifth business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related notes. Our purchase obligation will be subject to some additional conditions as described in the indenture. Also, as described in the "Risk Factors" section of this prospectus under the caption "Risks Related to the Notes -- We may not have the ability to raise the funds necessary to purchase the notes upon a Fundamental Change or other purchase date, as required by the indenture governing the notes," we may not have funds sufficient to purchase the notes when we are required to do so. Our failure to purchase the notes when we are required to do so will constitute an event of default under the indenture with respect to the notes.

     The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including contingent interest and additional amounts, if any, to such purchase date. For a discussion of the United States federal income tax treatment of a holder receiving cash, see "Material United States Federal Income Tax Considerations."

     On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

     -    the purchase price,

     -    the name and address of the paying agent and the conversion agent, and

     - the procedures that holders must follow to require us to purchase their notes.

     In connection with providing such notice, we will issue a press release and publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our web site or through such other public medium as we may use at that time.

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

     A notice electing to require us to purchase your notes must state:

     - if certificated notes have been issued, the certificate numbers of the notes,

     - the portion of the principal amount of notes to be purchased, in integral multiples of $1,000, and

     - that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, your notice must comply with appropriate DTC procedures.

     No notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of a default that is cured by the payment of the purchase price of the notes.

     You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

     -    the principal amount of the withdrawn notes,

     - if certificated notes have been issued, the certificate numbers of the withdrawn notes, and

     - the principal amount, if any, which remains subject to the purchase notice.

If the notes are not in certificated form, your notice must comply with appropriate DTC procedures.

     You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the business day following the purchase date, then on and after that purchase date:

     - the notes will cease to be outstanding and interest, including contingent interest and additional amounts, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent), and

     - all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the notes).

FUNDAMENTAL CHANGE REQUIRES PURCHASE OF NOTES BY US AT THE OPTION OF THE HOLDER

     If a Fundamental Change (as defined below in this section) occurs at any time prior to January 15, 2007, holders will have the right, at their option, to require us to purchase any or all of their notes for cash, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The cash price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including contingent interest and additional amounts, if any, to the Fundamental Change purchase date. If a Fundamental Change occurs on or after January 15, 2007, no holder will have a right to require us to purchase any notes, except as described above under " -- Purchase of Notes by Us at the Option of the Holder." For a discussion of the United States federal income tax treatment of a holder receiving cash, see "Material United States Federal Income Tax Considerations."

     A "Fundamental Change" will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

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

          (1) our common stock or other common stock into which the notes are convertible is neither listed for trading on a United States national securities exchange nor approved for trading on the Nasdaq National Market or another established automated over-the-counter trading market in the United States,

          (2) a "person" or "group" within the meaning of Section 13(d) of the Securities Exchange Act of 1934, other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Securities Exchange Act of 1934 disclosing that such person or group has become the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of our common equity representing more than 50% of the voting power of our common equity entitled to vote generally in the election of directors,

          (3) consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries; provided, however, that a transaction where the holders of our common equity immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a Fundamental Change, or

          (4) continuing directors (as defined below in this section) cease to constitute at least a majority of our board of directors.

     A Fundamental Change will not be deemed to have occurred in respect of any of the foregoing, however, if either:

          (1) the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the Fundamental Change or the public announcement thereof, equals or exceeds 105% of the conversion price of the notes in effect immediately before the Fundamental Change or the public announcement thereof, or

          (2) at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the Fundamental Change consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

     For purposes of the above paragraph, the term "capital stock" of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

     "Continuing director" means a director who either was a member of our board of directors on December 12, 2003 or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

     On or before the 30th day after the occurrence of a Fundamental Change, we will provide to the trustee, the paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

     -    the events causing the Fundamental Change,

     -    the date of the Fundamental Change,

     -    the last date on which a holder may exercise the purchase right,

     -    the Fundamental Change purchase price,

     -    the Fundamental Change purchase date,

     -    the name and address of the paying agent and the conversion agent,

     -    the conversion rate and any adjustments to the conversion rate,

     - that notes with respect to which a Fundamental Change purchase notice has been given may be converted only if the holder withdraws the Fundamental Change purchase notice in accordance with the terms of the indenture, and

     - the procedures that holders must follow to require us to purchase their notes.

     In connection with providing such notice, we will issue a press release and publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our web site or through such other public medium as we may use at that time.

     To exercise the purchase right, holders must deliver, on or before the 35th day after the date of our notice of a Fundamental Change, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled "Form of Fundamental Change Purchase Notice" duly completed, to the paying agent. The purchase notice must state:

     - if certificated, the certificate numbers of the notes to be delivered for purchase,

     - the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof, and

     - that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, the notice must comply with appropriate DTC procedures.

     Holders may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the Fundamental Change purchase date. The notice of withdrawal must state:

     -    the principal amount of the withdrawn notes,

     - if certificated notes have been issued, the certificate numbers of the withdrawn notes, and

     - the principal amount, if any, which remains subject to the purchase notice.

If the notes are not in certificated form, the notice must comply with appropriate DTC procedures.

     We will be required to purchase notes no later than 35 days after the date of our notice of the occurrence of the relevant Fundamental Change, subject to extension to comply with applicable law. Holders will receive payment of the Fundamental Change purchase price promptly following the later of the Fundamental Change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the Fundamental Change purchase price of the notes on the business day following the Fundamental Change purchase date, then on and after the Fundamental Change purchase date:

     - the notes will cease to be outstanding and interest, including contingent interest and additional amounts, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent), and

     - all other rights of the holder will terminate (other than the right to receive the Fundamental Change purchase price upon delivery or transfer of the notes).

     The rights of the holders to require us to purchase their notes upon a Fundamental Change could discourage a potential acquirer of us. The Fundamental Change purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

     The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

     No notes may be purchased at the option of holders upon a Fundamental Change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the Fundamental Change purchase price of the notes.

     The definition of Fundamental Change includes a phrase relating to the sale, lease or other transfer of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

     If a Fundamental Change were to occur, we may not have enough funds to pay the Fundamental Change purchase price. See "Risk Factors" under the caption "Risks Related to the Notes -- We may not have the ability to raise the funds necessary to purchase the notes upon a Fundamental Change or other purchase date, as required by the indenture governing the notes." Our failure to purchase the notes when required following a Fundamental Change will constitute an event of default under the indenture with respect to the notes. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Under the indenture, we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, referred to as a "successor person" unless:

     - the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia,

     - the successor person expressly assumes our obligations with respect to the notes and the indenture,

     - immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing, and

     - we have delivered to the trustee the certificates and opinions required under the indenture. (Section 801)

     However, certain of these transactions occurring prior to January 15, 2007 could constitute a Fundamental Change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

EVENTS OF DEFAULT

     Each of the following will be an event of default under the indenture with respect to the notes:

     - our failure to pay the principal of or premium, if any, on the notes when due,

     - our failure to pay any interest, including contingent interest and additional amounts, if any, on the notes for 30 days after the interest becomes due,

     - our failure to perform, or our breach, in any material respect, of any other covenant or warranty in the indenture, other than a covenant or warranty included in the indenture solely for the benefit of another series of debt securities issued under the indenture, for 90 days after either the trustee or holders of at least 25% in principal amount of the outstanding notes have given us written notice of the failure or breach in the manner required by the indenture,

     - the default by us, CERC or CenterPoint Houston in a scheduled payment at maturity, upon redemption or otherwise in the aggregate principal amount of $50 million or more, after the expiration of any applicable grace period, of any Indebtedness, or the acceleration of any Indebtedness of us, CERC or CenterPoint Houston in such aggregate principal amount, so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such payment default is not cured or such acceleration is not rescinded within 30 days after notice to us in accordance with the terms of the Indebtedness; provided that such payment default or acceleration of CERC or CenterPoint Houston will not be an event of default if, at the time such event occurs, CERC or CenterPoint Houston, as the case may be, is not one of our affiliates,

     - specified events involving bankruptcy, insolvency or reorganization of us, CERC or CenterPoint Houston; provided that any specified event involving CERC or CenterPoint Houston will not be an event of default if, at the time such event occurs, CERC or CenterPoint Houston, as the case may be, is not one of our affiliates,

     - our failure to redeem notes after we have exercised our redemption option,

     - our failure to satisfy our conversion obligation upon exercise of a holder's conversion right, and

     - our failure to purchase notes upon the occurrence of a Fundamental Change or exercise by a holder of its option to require us to purchase such holder's notes,

provided, however, that no event described in the third bullet point above will be an event of default until an officer of the trustee, assigned to and working in the trustee's corporate trust department, has actual knowledge of the event or until the trustee receives written notice of the event at its corporate trust office, and the notice refers to the notes generally, us and the indenture. (Section 501)

     If an event of default occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal amount of the notes due and immediately payable. In order to declare the principal amount of the notes due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the notes plus accrued and unpaid interest, including contingent interest and additional amounts, if any which have then been accrued.

     This right does not apply if an event of default described in the fifth bullet point above occurs. If one of the events of default described in the fifth bullet point above occurs and is continuing, the notes then outstanding under the indenture shall be due and payable immediately.

     At any time after any declaration of acceleration of the notes, but before a judgment or decree for payment of the money due has been obtained by the trustee, the event of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled if:

     -    we have paid or deposited with the trustee a sum sufficient to pay:

          - all overdue installments of interest on the notes, including contingent interest and additional amounts, if any,

          - the principal of (and premium, if any, on) the notes which have become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed therefore,

          - to the extent lawfully permitted, interest upon overdue interest, and

          -    all sums owed to the trustee under the indenture, and

     - all events of default, other than the non-payment of the principal amount of the notes which became due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. (Section 502) See " -- Modification and Waiver" below.

     If an event of default occurs and is continuing, the trustee will generally have no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the trustee. (Section 603) The holders of a majority in principal amount of the outstanding notes will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee for the notes, provided that:

     -    the direction is not in conflict with any law or the indenture,

     - the trustee may take any other action it deems proper which is not inconsistent with the direction, and

     - the trustee will generally have the right to decline to follow the direction if an officer of the trustee determines, in good faith, that the proceeding would involve the trustee in personal liability or would otherwise be contrary to applicable law. (Section 512)

     A holder of a note may only pursue a remedy under the indenture if:

     - the holder has previously given the trustee written notice of a continuing event of default for the notes,

     - holders of at least 25% in principal amount of the outstanding notes have made a written request to the trustee to pursue that remedy,

     -    the holders have offered reasonable indemnity to the trustee,

     - the trustee fails to pursue that remedy within 60 days after receipt of the request, and

     - during that 60-day period, the holders of a majority in principal amount of the notes do not give the trustee a direction inconsistent with the request. (Section 507)

However, these limitations do not apply to a suit by a holder of a note demanding payment of the principal, premium, if any, or interest on a note on or after the date the payment is due. (Section 508)

     We will be required to furnish to the trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the indenture and specifying all of our known defaults, if any. (Section 1004)

MODIFICATION AND WAIVER

     We may enter into one or more supplemental indentures with the trustee without the consent of the holders of the notes in order to:

     - evidence the succession of another corporation to us, or successive successions and the assumption of our covenants, agreements and obligations by a successor,

     - add to our covenants for the benefit of the holders of any series of debt securities issued under the indenture or to surrender any of our rights or powers,

     - add events of default for any series of debt securities issued under the indenture,

     - add to or change any provision of the indenture to the extent necessary to issue notes in bearer form,

     - add to, change or eliminate any provision of the indenture applying to one or more series of debt securities issued under the indenture, provided that if such action adversely affects the interests of any holder of any series of debt securities, the addition, change or elimination will become effective with respect to that series only when no security of that series remains outstanding,

     - convey, transfer, assign, mortgage or pledge any property to or with the trustee or to surrender any right or power conferred upon us by the indenture,

     - establish the form or terms of any series of debt securities issued under the indenture,

     - provide for uncertificated securities in addition to certificated securities,

     - evidence and provide for successor trustees or to add to or change any provisions to the extent necessary to appoint a separate trustee or trustees for a specific series of debt securities,

     - correct any ambiguity, defect or inconsistency under the indenture, provided that such action does not adversely affect the interests of the holders of any series of debt securities,

     - supplement any provisions of the indenture necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities,

     - comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded, or

     - add, change or eliminate any provisions of the indenture in accordance with any amendments to the Trust Indenture Act of 1939, provided that the action does not adversely affect the rights or interests of any holder of debt securities. (Section 901)

     We may enter into one or more supplemental indentures with the trustee in order to add to, change or eliminate provisions of the indenture or to modify the rights of the holders of one or more series of debt securities, including the notes, if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

     - changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, except to the extent permitted by the indenture,

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     -    reduces the principal amount of, or any premium or interest on, any debt security,

     - in the case of the notes, reduces the redemption price, purchase price or Fundamental Change purchase price of the notes or changes the terms applicable to redemption or purchase of the notes in a manner adverse to the holder,

     - reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof,

     - changes the place or currency of payment of principal, premium, if any, or interest,

     - impairs the right to institute suit for the enforcement of any payment on any note,

     - reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture,

     - reduces the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults,

     - makes certain modifications to such provisions with respect to modification and waiver,

     - makes any change that adversely affects the right to convert or exchange any debt security, including the notes, or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security,

     - in the case of the notes, alters the manner of calculation or rate of contingent interest or additional amounts payable on any note or extends the time for payment of any such amount, or

     - changes the terms and conditions pursuant to which any series of debt securities that is secured in a manner adverse to the holders of the debt securities. (Section 902)

     Holders of a majority in principal amount of the outstanding notes may waive past defaults or noncompliance with restrictive provisions of the indenture. However, the consent of holders of each outstanding note is required to:

     - waive any default in the payment of principal, premium, if any, or interest,

     - waive any covenants and provisions of the indenture that may not be amended without the consent of the holder of each outstanding note,

     - waive any default in any payment of redemption price, purchase price or Fundamental Change purchase price with respect to any notes, or

     - waive any default which constitutes a failure to convert any note in accordance with its terms and the terms of the indenture. (Sections 513 and 1006)

     In order to determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under the indenture as of a specified date:

     - the principal amount of an "original issue discount security" that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of the maturity to such date,

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     -    if, as of such date, the principal amount payable at the stated
          maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of such debt security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such debt security,

     - the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the $U.S. equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above, and

     - debt securities owned by us or any other obligor upon the debt securities or any of our or their affiliates will be disregarded and deemed not to be outstanding.

     An "original issue discount security" means a debt security issued under the indenture which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity. Some debt securities, including those for the payment or redemption of which money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 1402 of the indenture, will not be deemed to be outstanding. (Section 101)

     We will generally be entitled to set any day as a record date for determining the holders of outstanding notes entitled to give or take any direction, notice, consent, waiver or other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders of outstanding notes. If a record date is set for any action to be taken by holders, the action may be taken only by persons who are holders of outstanding notes on the record date. To be effective, the action must be taken by holders of the requisite principal amount of notes within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the trustee may specify, if it set the record date. This period may be shortened or lengthened by not more than 180 days. (Section 104)

DEFEASANCE

     The notes will be subject to both legal defeasance and discharge and covenant defeasance at our option. However, our obligations with respect to the convertibility of the notes will survive any such action by us. (Section 1401)

     DEFEASANCE AND DISCHARGE. We will be discharged from all of our obligations with respect to the notes, except for certain obligations to convert, exchange or register the transfer of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold moneys for payment in trust, upon the deposit in trust for the benefit of the holders of the notes of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the notes to the stated maturity of the notes in accordance with the terms of the indenture and the notes. Such defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1402 and 1404)

     DEFEASANCE OF CERTAIN COVENANTS. In certain circumstances, we may omit to comply with specified restrictive covenants, and that in those circumstances the occurrence of certain events of default, which are described in the third bullet point under " -- Events of Default" above, with respect to such restrictive covenants, and those described in the fourth bullet point under " -- Events of Default" above, will be deemed not to be or result in an event of default, in each case with respect to the notes. We, in order to exercise such option, will be required to deposit, in trust for the benefit of the holders of the notes, money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the notes to the stated maturity in accordance with

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

the terms of the indenture and the notes. However, our obligations with respect to the convertibility of the notes will survive any such action by us. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of the notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercise this option with respect to any notes and the notes were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust would be sufficient to pay amounts due on the notes at the time of their stated maturity, but might not be sufficient to pay amounts due on such notes upon any acceleration resulting from the event of default. In such case, we would remain liable for those payments. (Sections 1403 and 1404)

SATISFACTION AND DISCHARGE

     We may discharge our obligations under the indenture while notes remain outstanding, other than our obligations in respect of conversion, if (1) all outstanding debt securities issued under the indenture have become due and payable, whether at stated maturity, or any redemption date or any purchase date, (2) all outstanding debt securities issued under the indenture have or will become due and payable at their scheduled maturity within one year, or (3) all outstanding debt securities issued under the indenture are scheduled for redemption in one year, and in each case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding debt securities issued under the indenture on the date of their scheduled maturity or the scheduled date of redemption or purchase.

CALCULATIONS IN RESPECT OF NOTES

     We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the market prices of our common stock, accrued interest payable on the notes and the conversion price of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and the trustee and conversion agent are entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

SINKING FUND

     We are not obligated to make mandatory redemption or sinking fund payments with respect to the notes.

RESTRICTIVE COVENANT

     Other than the covenant described below, the indenture does not contain financial covenants and does not restrict us from paying dividends, incurring additional indebtedness or issuing or repurchasing any of our other securities. The indenture also does not protect holders in the event of a highly leveraged transaction, except to the extent described under " -- Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder," " -- Consolidation, Merger and Sale of Assets" and " -- Conversion Rights -- Conversion Upon Specified Corporate Transactions."

     LIMITATIONS ON LIENS. So long as any of the notes are outstanding, we will not pledge, mortgage, hypothecate or grant a security interest in, or permit any such mortgage, pledge, security interest or other lien upon, any capital stock or other equity interests owned by us of any Significant Subsidiary to secure any Indebtedness, without making effective provision whereby the outstanding notes are equally and ratably secured. This restriction shall not apply to:

     - any mortgage, pledge, security interest, lien or encumbrance upon the capital stock of Texas Genco to secure obligations under our current credit facility or any extension, renewal, refunding, amendment or replacement thereof,

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     -    any mortgage, pledge, security interest, lien or encumbrance upon the capital stock or other equity interests of CenterPoint Energy Transition Bond Company, LLC or any other special purpose subsidiary created on or after December 17, 2003 by us in connection with the issuance of securitization bonds for the economic value of generation-related regulatory assets and stranded costs,

     - any mortgage, pledge, security interest, lien or encumbrance upon any capital stock or other equity interests in an entity which was not affiliated with us prior to one year before the grant of such mortgage, pledge, security interest, lien or encumbrance (or the capital stock or other equity interests of a holding company formed to acquire or hold such capital stock or other equity interests) created at the time of our acquisition of the capital stock or other equity interests or within one year after such time to secure all or a portion of the purchase price for such capital stock or other equity interests; provided that the principal amount of any Indebtedness secured by such mortgage, pledge, security interest, lien or encumbrance does not exceed 100% of such purchase price and the fees, expenses and costs incurred in connection with such acquisition and acquisition financing,

     - any mortgage, pledge, security interest, lien or encumbrance existing upon capital stock or other equity interests in an entity which was not affiliated with us prior to one year before the grant of such mortgage, pledge, security interest, lien or encumbrance at the time of our acquisition of such capital stock or other equity interests (whether or not the obligations secured thereby are assumed by us or such subsidiary becomes a Significant Subsidiary); provided that (i) such mortgage, pledge, security interest, lien or encumbrance existed at the time such entity became a Significant Subsidiary and was not created in anticipation of the acquisition and (ii) any such mortgage, pledge, security interest, lien or encumbrance does not by its terms secure any Indebtedness other than Indebtedness existing or committed immediately prior to the time such entity becomes a Significant Subsidiary,

     - liens for taxes, assessments or governmental charges or levies to the extent not past due or which are being contested in good faith by appropriate proceedings diligently conducted and for which we have provided adequate reserves for the payment thereof in accordance with generally accepted accounting principles,

     - pledges or deposits in the ordinary course of business to secure obligations under workers' compensation laws or similar legislation,

     - materialmen's, mechanics', carriers', workers' and repairmen's liens imposed by law and other similar liens arising in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted,

     - attachment, judgment or other similar liens, which have not been effectively stayed, arising in connection with court proceedings; provided that such liens, in the aggregate, shall not secure judgments which exceed $50,000,000 aggregate principal amount at any one time outstanding; provided further that the execution or enforcement of each such lien is effectively stayed within 30 days after entry of the corresponding judgment (or the corresponding judgment has been discharged within such 30 day period) and the claims secured thereby are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted,

     - other liens not otherwise referred to in the above bullets, provided that the Indebtedness secured by such liens in the aggregate, shall not exceed 1% of our consolidated gross assets appearing in our most recent audited consolidated financial statements at any one time outstanding,

     - any mortgage, pledge, security interest, lien or encumbrance on the capital stock or other equity interests of any subsidiary that was otherwise permitted under this covenant if such subsidiary subsequently becomes a Significant Subsidiary, or

     - any extension, renewal or refunding of Indebtedness secured by any mortgage, pledge, security interest, lien or encumbrance described in the above bullets; provided that the principal amount of any such

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          Indebtedness is not increased by an amount greater than the fees, expenses and costs incurred in connection with such extension, renewal or refunding.

DEFINED TERMS

     An "affiliate" of, or a person "affiliated" with, a specific person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

     The term "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract, or otherwise.

     "Indebtedness," as applied to any person, means bonds, debentures, notes and other instruments or arrangements representing obligations created or assumed by such person, in respect of:

     - obligations for money borrowed, other than unamortized debt discount or premium,

     - obligations evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets of any kind,

     -    obligations as lessee under a capital lease, and

     - amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations listed in the three immediately preceding bullet points.

All indebtedness of such type secured by a lien upon property owned by such person, although such person has not assumed or become liable for the payment of such indebtedness, is also deemed to be indebtedness of such person. All indebtedness for borrowed money incurred by any other persons which is directly guaranteed as to payment of principal by such person will for all purposes of the indenture be deemed to be indebtedness of such person, but no other contingent obligation of such person in respect of indebtedness incurred by any other persons will be deemed indebtedness of such person.

     "Significant Subsidiary" means CERC, CenterPoint Houston and Texas Genco, and any other subsidiary which, at the time of the creation of a pledge, mortgage, security interest or other lien upon any capital stock or other equity interests of such subsidiary, has consolidated gross assets (having regard to our beneficial interest in the shares, or the like, of that subsidiary) that represent at least 25% of our consolidated gross assets appearing in our most recent audited consolidated financial statements.

     A "subsidiary" of any entity means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (i) the issued and outstanding capital stock or comparable interest having ordinary voting power to elect a majority of the board of directors or comparable governing body of such corporation or entity (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such limited liability company, partnership, joint venture or other entity or (iii) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such entity, by such entity and one or more of its other subsidiaries or by one or more of such entity's other subsidiaries.

PAYMENT AND PAYING AGENT

     We will pay interest on the notes to the persons in whose names the notes are registered at the close of business on the applicable record date for each interest payment. However, we will pay the interest payable on the notes at their stated maturity to the persons to whom we pay the principal amount of the notes. (Section 307)

     We will pay principal, premium, if any, and interest on the notes at the offices of the paying agents we designate. However, except in the case of a global security, we may pay interest by:

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

     - check mailed to the address of the person entitled to the payment as it appears in the security register, or

     - by wire transfer in immediately available funds to the place and account designated in writing by the person entitled to the payment as specified in the security register.

We have designated the trustee as the sole paying agent for the notes. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the notes at all times. (Sections 307 and 1002)

     Any money deposited with the trustee or any paying agent or then held by us for the payment of principal, premium, if any, and interest on the notes that remains unclaimed for two years after the date the payments became due, may be repaid to us upon our request. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The trustee and any paying agents will not be liable for those payments after we have been repaid. (Section 1003)

EXCHANGE AND TRANSFER OF THE NOTES

     We will issue the notes in registered form, without coupons. We will only issue notes in denominations of integral multiples of $1,000.

     Holders may present notes for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the notes if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of notes. However, we may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. The trustee will serve as the security registrar for the notes. (Section 305) At any time we may:

     -    designate additional transfer agents,

     -    rescind the designation of any transfer agent, or

     -    approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the notes at all times. (Sections 305 and 1002)

     In the event we elect to redeem the notes, neither we nor the trustee will be required to register the transfer or exchange of notes:

     - during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the notes and ending at the close of business on the day the notice is mailed, or

     - if we have selected the notes for redemption, in whole or in part, except for the unredeemed portion of the notes. (Section 305)

BOOK-ENTRY SYSTEM

     We originally issued the notes in the form of global securities. The global securities were deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. The notes sold pursuant to this prospectus will be represented by a new unrestricted global security. Except under circumstances described below, the notes will not be issued in definitive form.

     Investors who purchased notes in offshore transactions in reliance on Regulation S under the Securities Act of 1933 may hold their interest in a global security directly through Euroclear Bank S.A./N.V., as operator of the

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Euroclear System ("Euroclear"), and Clearstream Banking, societe anonyme
("Clearstream"), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in the global securities on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global securities in customers' securities accounts in the depositaries' names on the books of DTC.

     Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

     So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the indenture. Principal and interest payments, if any, on notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. Neither we, the trustee, any paying agent or the security registrar for the notes will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

     Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

     Unless and until they are exchanged in whole or in part for notes in definitive form, the global securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global securities from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the

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DTC settlement date, and such credit of any transactions interests in the global securities settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received by Euroclear or Clearstream as a result of sales of interests in the global securities by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

     If DTC at any time is unwilling or unable to continue as a depositary, defaults in the performance of its duties as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 or other applicable statute or regulation, and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the global securities relating to the notes. In addition, we may at any time and in our sole discretion determine not to have the notes or portions of the notes represented by one or more global securities and, in that event, will issue individual notes in exchange for the global security or securities representing the notes. Further, if we so specify with respect to any notes, an owner of a beneficial interest in a global security representing the notes may, on terms acceptable to us and the depositary for the global security, receive individual notes in exchange for the beneficial interest. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of notes represented by the global security equal in principal amount to the beneficial interest, and to have the notes registered in its name. Notes so issued in definitive form will be issued as registered notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

GOVERNING LAW

     New York law will govern the indenture and the notes. (Section 112)

THE TRUSTEE

     JPMorgan Chase Bank is the trustee, security registrar, paying agent and conversion agent under the indenture for the notes. We maintain banking relationships in the ordinary course of business with the trustee and its affiliates. As of March 31, 2004, the trustee served as trustee for $2.3 billion aggregate principal amount of our outstanding debt securities and $1.3 billion aggregate principal amount of outstanding pollution control bonds issued on our behalf. In addition, the trustee serves as trustee for debt securities of some of our subsidiaries. The trustee and its affiliates are also parties to credit agreements under which we and our affiliates have bank lines of credit. We and our affiliates also maintain depository and other banking, investment banking and investment management relationships with the trustee and its affiliates. The trustee also serves as rights agent under our shareholder rights plan.

NOTICES

     Except as otherwise described herein, notice to holders of the notes will be given by mail to the addresses as they appear in the security register.

LISTING

     The notes sold to qualified institutional buyers are eligible for trading on the Portal Market; however, the notes resold pursuant to this prospectus will no longer be eligible for trading on the Portal Market.

REGISTRATION RIGHTS

     We have entered into a registration rights agreement with the initial purchasers of the notes for the benefit of the holders of the notes and the common stock issuable upon conversion thereof. We have filed the registration statement of which this prospectus is a part to satisfy our obligations under the registration rights agreement. Under this agreement, we will, at our cost, use reasonable commercial efforts to keep the shelf registration statement effective after its effective date until the earliest to occur of the following:

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          -    all securities covered by the registration statement have been sold pursuant to an effective registration statement,

          - the date on which all registrable securities have been sold pursuant to Rule 144 under the Securities Act of 1933,

          - such time as there are no longer any registrable securities outstanding, and

          - the second anniversary of the last date of original issuance of the notes.

     We refer to the notes and the common stock issuable upon conversion thereof as registrable securities. We will be permitted to suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods (not to exceed 45 consecutive days or an aggregate of 90 days in any consecutive 12-month period) in specified circumstances, including circumstances relating to pending corporate developments, without being required to pay additional amounts. We need not specify the nature of the event giving rise to a suspension in any notice to the holders of the notes of the existence of a suspension.

     If:

     - after the effectiveness of the shelf registration statement, we fail to file a post-effective amendment, prospectus supplement or report with the SEC within ten business days after a holder provides us with the questionnaire referred to below, if such filing is necessary to enable the holder to deliver the prospectus to purchasers of such holder's registrable securities, which failure continues for a period of five business days after we receive notice thereof from that holder,

     - the registration statement ceases to be effective or fails to be usable without being succeeded within 30 days by a post-effective amendment, prospectus supplement or report filed with the SEC pursuant to the Securities Exchange Act of 1934 that cures the failure of the registration statement to be effective or usable, or

     - the aggregate duration of any suspension periods in any period exceeds the limits described above,

then, in each case, we will pay additional amounts, until such failure is cured, to all holders of notes (or in the case of the first bullet point above, the affected holder) equal to 0.25% of the aggregate principal amount of notes per annum for the first 90 days following such failure, increasing by 0.25% per annum at the beginning of each subsequent 90-day period. With respect to shares of common stock issued upon conversion of the notes, we will pay additional amounts equal to 0.25% per annum of the then applicable conversion price for the first 90 days, increasing by 0.25% per annum at the beginning of each subsequent 90-day period. Additional amounts on the registrable securities will not, however, exceed 0.50% per annum at any time. Any additional amounts due will be payable in cash semi-annually in arrears on the same dates as the interest payment dates for the notes.

     The term "applicable conversion price" means, as of any date of determination, $1,000 principal amount of notes as of such date of determination divided by the conversion rate in effect as of such date of determination or, if no notes are then outstanding, the conversion rate that would be in effect were notes then outstanding.

     A holder who elects to sell any securities pursuant to the shelf registration statement:

     -    will be required to be named as a selling security holder,

     -    will be required to deliver a prospectus to purchasers,

     - will be subject to the civil liability provisions under the Securities Act of 1933 in connection with any sales, and

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     -    will be bound by the provisions of the registration rights agreement, which are applicable to the holder, including certain indemnification obligations.

     To be named as a selling security holder in the shelf registration statement when it first becomes effective, holders must complete and deliver a questionnaire, the form of which can be obtained from us upon request, at least five business days prior to the effectiveness of the shelf registration statement. If we receive from a holder of registrable securities a completed questionnaire, together with such other information as may be reasonably requested by us, after the effectiveness of the shelf registration statement, we will file an amendment to the shelf registration statement or supplement to the related prospectus within ten business days to permit the holder to deliver a prospectus to purchasers of registrable securities. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling security holder in this prospectus and therefore will not be permitted to sell any registrable securities under the shelf registration statement.

                        DESCRIPTION OF OUR CAPITAL STOCK

     The following descriptions are summaries of material terms of our common stock, preferred stock, articles of incorporation and bylaws. This summary is qualified by reference to our amended and restated articles of incorporation and amended and restated bylaws, each as amended to date, copies of which we have previously filed with the SEC, and by the provisions of applicable law. Our authorized capital stock consists of:

     - 1,000,000,000 shares of common stock, par value $0.01 per share, of which 307,072,860 shares are outstanding as of March 31, 2004, and

     - 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are outstanding as of March 31, 2004.

     A series of our preferred stock, designated Series A Preferred Stock, has been reserved for issuance upon exercise of the preferred stock purchase rights attached to each share of our common stock pursuant to the shareholder's rights plan discussed below.

COMMON STOCK

     VOTING RIGHTS. Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. There are no cumulative voting rights. Subject to the voting rights expressly conferred under prescribed conditions to the holders of our preferred stock, the holders of our common stock possess exclusive full voting power for the election of directors and for all other purposes.

     DIVIDENDS. Subject to preferences that may be applicable to any of our outstanding preferred stock, the holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available for that purpose.

     LIQUIDATION RIGHTS. If we are liquidated, dissolved or wound up, the holders of our common stock will be entitled to a pro rata share in any distribution to shareholders, but only after satisfaction of all of our liabilities and of the prior rights of any outstanding class of our preferred stock, which may include the right to participate further with the holders of our common stock in the distribution of any of our remaining assets.

     PREEMPTIVE RIGHTS. Holders of our common stock are not entitled to any preemptive or conversion rights or other subscription rights.

     TRANSFER AGENT AND REGISTRAR. Our shareholder services division serves as transfer agent and registrar for our common stock.

     OTHER PROVISIONS. There are no redemption or sinking fund provisions applicable to our common stock. No personal liability will attach to holders of such shares under the laws of the State of Texas. Subject to the provisions of our articles of incorporation and bylaws imposing certain supermajority voting provisions, the rights of the

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holders of shares of our common stock may not be modified except by a vote of at least a majority of the shares outstanding, voting together as a single class.

PREFERRED STOCK

     Our board of directors may cause us to issue preferred stock from time to time in one or more series and may fix the number of shares and the terms of each series without the approval of our shareholders. Our board of directors may determine the terms of each series, including:

     -    the designation of the series,

     -    dividend rates and payment dates,

     -    redemption rights,

     -    liquidation rights,

     -    sinking fund provisions,

     -    conversion rights,

     -    voting rights, and

     -    any other terms.

     The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an attempt to obtain control of us. For example, if, in the exercise of its fiduciary obligations, our board were to determine that a takeover proposal was not in our best interest, the board could authorize the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of the series to prevent or make the change of control transaction more difficult. Alternatively, a change of control transaction deemed by the board to be in our best interest could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders.

     For purposes of the rights plan described below, our board of directors has designated a series of preferred stock to constitute the Series A Preferred Stock. For a description of the rights plan, see " -- Anti-Takeover Effects of Texas Laws and Our Charter and Bylaw Provisions" and " -- Shareholder Rights Plan."

ANTI-TAKEOVER EFFECTS OF TEXAS LAWS AND OUR CHARTER AND BYLAW PROVISIONS

     Some provisions of Texas law and our articles of incorporation and bylaws could make the following more difficult:

     -    acquisition of us by means of a tender offer,

     - acquisition of control of us by means of a proxy contest or otherwise, or

     -    removal of our incumbent officers and directors.

     These provisions, as well as our shareholder rights plan, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of this increased protection gives us the

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

potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

CHARTER AND BYLAW PROVISIONS

     ELECTION AND REMOVAL OF DIRECTORS. The exact number of members of our board of directors will be fixed from time to time by resolution of the board of directors. Our board of directors is divided into three classes, Class I, Class II and Class III. Each class is as nearly equal in number of directors as possible. The terms of office of the directors of Class I expire at the annual meeting of shareholders in 2006, of Class II expire at the annual meeting of shareholders in 2004 and of Class III expire at the annual meeting of shareholders in 2005. At each annual meeting, the shareholders elect the number of directors equal to the number in the class whose term expires at the meeting to hold office until the third succeeding annual meeting. This system of electing and removing directors may discourage a third party from making a tender offer for or otherwise attempting to obtain control of us, because it generally makes it more difficult for shareholders to replace a majority of the directors. In addition, no director may be removed except for cause, and, subject to the voting rights expressly conferred under prescribed conditions to the holders of our preferred stock, directors may be removed for cause only by the holders of a majority of the shares of capital stock entitled to vote at an election of directors. Subject to the voting rights expressly conferred under prescribed conditions to the holders of our preferred stock, any vacancy occurring on the board of directors and any newly created directorship may be filled by a majority of the remaining directors in office or by election by the shareholders.

     SHAREHOLDER MEETINGS. Our articles of incorporation and bylaws provide that special meetings of holders of common stock may be called only by the chairman of our board of directors, our chief executive officer, the president, the secretary, a majority of our board of directors or the holders of at least 50% of the shares outstanding and entitled to vote.

     MODIFICATION OF ARTICLES OF INCORPORATION. In general, amendments to our articles of incorporation which are recommended by the board of directors require the affirmative vote of holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors. The provisions described above under " -- Election and Removal of Directors" and " -- Shareholder Meetings" may be amended only by the affirmative vote of holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors. The provisions described below under " -- Modification of Bylaws" may be amended only by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors.

     MODIFICATION OF BYLAWS. Our board of directors has the power to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of at least 80% of all directors then in office at any regular or special meeting of the board of directors called for that purpose. The shareholders also have the power to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.

     OTHER LIMITATIONS ON SHAREHOLDER ACTIONS. Our bylaws also impose some procedural requirements on shareholders who wish to:

     -    make nominations in the election of directors,

     -    propose that a director be removed,

     -    propose any repeal or change in the bylaws, or

     - propose any other business to be brought before an annual or special meeting of shareholders.

     Under these procedural requirements, a shareholder must deliver timely notice to the corporate secretary of the nomination or proposal along with evidence of:

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     -    the shareholder's status as a shareholder,

     -    the number of shares beneficially owned by the shareholder,

     - a list of the persons with whom the shareholder is acting in concert, and

     -    the number of shares such persons beneficially own.

     To be timely, a shareholder must deliver notice:

     - in connection with an annual meeting of shareholders, not less than 90 nor more than 180 days prior to the date on which the immediately preceding year's annual meeting of shareholders was held; provided that if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the date on which the immediately preceding year's annual meeting of shareholders was held, not less than 180 days prior to such annual meeting and not later than the last to occur of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which we first make public announcement of the date of such meeting, or

     - in connection with a special meeting of shareholders, not less than 40 nor more than 60 days prior to the date of the special meeting.

     In order to submit a nomination for the board of directors, a shareholder must also submit information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a shareholder fails to follow the required procedures, the shareholder's nominee or proposal will be ineligible and will not be voted on by our shareholders.

     LIMITATION ON LIABILITY OF DIRECTORS. Our articles of incorporation provide that no director will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except as required by law as in effect from time to time. Currently, Texas law requires that liability be imposed for the following:

     - any breach of the director's duty of loyalty to us or our shareholders,

     - any act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of law,

     - a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of a director's office, and

     - an act or omission for which the liability of a director is expressly provided for by statute.

Our bylaws provide that we will indemnify our officers and directors and advance expenses to them in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act ("TBCA"). The bylaws authorize our board of directors to indemnify and advance expenses to people other than our officers and directors in certain circumstances.

TEXAS ANTI-TAKEOVER LAW

     We are subject to Article 13.03 of the TBCA. That section prohibits Texas corporations from engaging in a wide range of specified transactions with any affiliated shareholder during the three-year period immediately following the affiliated shareholder's acquisition of shares in the absence of certain board of director or shareholder approvals. An affiliated shareholder is any person, other than the corporation and any of its wholly owned subsidiaries, that is or was within the preceding three-year period the beneficial owner of 20% or more of any class or series of stock entitled to vote generally in the election of directors. Article 13.03 may deter any potential unfriendly offers or other efforts to obtain control of us that are not approved by our board. This may deprive the shareholders of opportunities to sell shares of our common stock at a premium to the prevailing market price.

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SHAREHOLDER RIGHTS PLAN

     Each share of our common stock includes one right to purchase from us a unit consisting of one one-thousandth of a share of our Series A Preferred Stock at a purchase price of $42.50 per unit, subject to adjustment. The rights are issued pursuant the Rights Agreement dated as of January 1, 2002 between us and JPMorgan Chase Bank (the "Rights Agreement"). We have summarized selected portions of the Rights Agreement and the rights below. This summary is qualified by reference to the Rights Agreement, a copy of which we have previously filed with the SEC.

     DETACHMENT OF RIGHTS; EXERCISABILITY. The rights will attach to all certificates representing our common stock issued prior to the "release date." That date will occur, except in some cases, on the earlier of:

     - ten days following a public announcement that a person or group of affiliated or associated persons, whom we refer to collectively as an "acquiring person," has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of our common stock, or

     - ten business days following the start of a tender offer or exchange offer that would result in a person becoming an acquiring person.

Our board of directors may defer the release date in some circumstances. Also, some inadvertent acquisitions of our common stock will not result in a person becoming an acquiring person if the person promptly divests itself of sufficient common stock.

     Until the release date:

     -    common stock certificates will evidence the rights,

     -    the rights will be transferable only with those certificates,

     - new common stock certificates will contain a notation incorporating the Rights Agreement by reference, and

     - the surrender for transfer of any common stock certificate will also constitute the transfer of the rights associated with the common stock represented by the certificate.

     The rights are not exercisable until the release date and will expire at the close of business on December 31, 2011, unless we redeem or exchange them at an earlier date as described below.

     As soon as practicable after the release date, the rights agent will mail certificates representing the rights to holders of record of common stock as of the close of business on the release date. From that date on, only separate rights certificates will represent the rights. We will also issue rights with all shares of common stock issued prior to the release date. We will also issue rights with shares of common stock issued after the release date in connection with some employee benefit plans or upon conversion of some securities, including the notes offered by this prospectus. Except as otherwise determined by our board of directors, we will not issue rights with any other shares of common stock issued after the release date.

     FLIP-IN EVENT. A flip-in event will occur under the Rights Agreement when a person becomes an acquiring person other than pursuant to a "permitted offer." The Rights Agreement defines "permitted offer" as a tender or exchange offer for all outstanding shares of our common stock at a price and on terms that a majority of the independent directors of our board of directors determines to be fair to and otherwise in the best interests of us and the best interest of our shareholders.

     If a flip-in event occurs, each right, other than any right that has become null and void as described below, will become exercisable to receive (in lieu of the shares of Series A Preferred Stock otherwise purchasable) the number of shares of common stock, or in certain circumstances, cash, property or other securities, which has a "current

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

market price" equal to two times the exercise price of the right. Please refer to the Rights Agreement for the definition of "current market price."

     FLIP-OVER EVENT. A "flip-over event" will occur under the Rights Agreement when, at any time from and after the time a person becomes an acquiring person:

     - we are acquired or we acquire any person in a merger or other business combination transaction, other than specified mergers that follow a permitted offer, or

     - 50% or more of our assets, cash flow or earning power is sold or transferred.

If a flip-over event occurs, each holder of a right, except rights that are voided as described below, will thereafter have the right to receive, on exercise of the right, a number of shares of common stock of the acquiring company that has a current market price equal to two times the exercise price of the right.

     When a flip-in event or a flip-over event occurs, all rights that then are, or under the circumstances the Rights Agreement specifies previously were, beneficially owned by an acquiring person or specified related parties will become null and void in the circumstances the Rights Agreement specifies.

     SERIES A PREFERRED STOCK. After the release date, each right will entitle the holder to purchase a one one-thousandth share of our Series A Preferred Stock, which fraction will be essentially the economic equivalent of one share of common stock.

     ANTI-DILUTION. The number of outstanding rights associated with a share of common stock, the number of fractional shares of Series A Preferred Stock issuable upon exercise of a right and the exercise price of the right are subject to adjustment in the event of certain stock dividends on, or a subdivision, combination or reclassification of, our common stock occurring prior to the release date. The exercise price of the rights and the number of fractional shares of Series A Preferred Stock or other securities or property issuable on exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of certain transactions affecting the Series A Preferred Stock.

     With some exceptions, we will not be required to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. The Rights Agreement also will not require us to issue fractional shares of Series A Preferred Stock that are not integral multiples of the specified fractional share and, in lieu thereof, we will make a cash adjustment based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise. Pursuant to the Rights Agreement, we reserve the right to require prior to the occurrence of any flip-in event or flip-over event that, on any exercise of rights, a number of rights must be exercised so that it will issue only whole shares of Series A Preferred Stock.

     REDEMPTION OF RIGHTS. At any time until the time a person becomes an acquiring person, we may redeem the rights in whole, but not in part at a price of $.005 per right, payable, at our option, in cash, shares of common stock or such other consideration as our board of directors may determine. Upon such redemption, the rights will terminate and the only right of the holders of rights will be to receive the $.005 redemption price.

     EXCHANGE OF RIGHTS. At any time after the occurrence of a flip-in event, and prior to a person's becoming the beneficial owner of 50% or more of our outstanding common stock or the occurrence of a flip-over event, we may exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which will have become void, in whole or in part), at an exchange ratio of one share of common stock, and/or other equity securities deemed to have the same value as one share of common stock, per right, subject to adjustment.

     SUBSTITUTION. If we have an insufficient number of authorized but unissued shares of common stock available to permit an exercise or exchange of rights upon the occurrence of a flip-in event, we may substitute certain other types of property for common stock so long as the total value received by the holder of the rights is equivalent to the

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

value of the common stock that the shareholder would otherwise have received. We may substitute cash, property, equity securities or debt, reduce the exercise price of the rights or use any combination of the foregoing.

     NO RIGHTS AS A SHAREHOLDER. Until a right is exercised, a holder of rights will have no rights to vote or receive dividends or any other rights as a holder of our preferred or common stock.

     AMENDMENT OF TERMS OF RIGHTS. Our board of directors may amend any of the provisions of the Rights Agreement, other than the redemption price, at any time prior to the time a person becomes an acquiring person. Thereafter, the board of directors may only amend the Rights Agreement in order to cure any ambiguity, defect or inconsistency or to make changes that do not materially and adversely affect the interests of holders of the rights, excluding the interests of any acquiring person.

     RIGHTS AGENT. JPMorgan Chase Bank will serve as rights agent with regard to the rights.

     ANTI-TAKEOVER EFFECTS. The rights will have anti-takeover effects. They will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to make more difficult or discourage any attempt to acquire us even if such acquisition may be favorable to the interests of our shareholders. Because our board of directors can redeem the rights or approve a permitted offer, the rights should not interfere with a merger or other business combination approved by the board of directors.

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            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     This is a summary of material United States federal income tax consequences relevant to holders of the notes. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes) or possible differing interpretations. The discussion below deals only with holders who hold the notes (and the shares of our common stock acquired upon conversion of the notes) as capital assets and who acquire the notes from a selling security holder as described under "Selling Security Holders" pursuant to an offering of such notes under this prospectus in the first sale of such notes by such selling security holder after the notes are first registered with the SEC. The discussion does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, certain former citizens or former long-term residents of the United States, tax-exempt entities, persons holding the notes (or our common stock acquired upon conversion of a note) in a tax-deferred or tax-advantaged account or persons holding the notes or shares of common stock as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes.

     We do not address all of the tax consequences that may be relevant to an investor in the notes. In particular, we do not address:

     - the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of the notes (or our common stock acquired upon conversion of a note),

     - the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of the notes (or our common stock acquired upon conversion of a note),

     - the United States federal income tax consequences to holders whose functional currency is not the United States dollar, or

     - any state, local or foreign tax consequences of the purchase, ownership or disposition of the notes (or our common stock acquired upon conversion of a note).

     Persons considering the purchase of the notes should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes (or our common stock acquired upon conversion of a note) arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

     For purposes of the discussion that follows, a U.S. holder is a beneficial owner of the notes (or our common stock acquired upon conversion of a note) that for U.S. federal income tax purposes is:

     -    an individual citizen or resident of the United States,

     - a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, or any political subdivision thereof,

     - an estate if its income is subject to United States federal income taxation regardless of its source, or

     - a trust (1) that is subject to the primary supervision of a United States court and the control of one or more United States persons or
          (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

     A Non-U.S. holder is a beneficial owner of the notes (or our common stock acquired upon conversion of a note) that is neither a U.S. holder nor a partnership. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the notes (or our common stock

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

acquired upon conversion of a note), the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of the notes (or our common stock acquired upon conversion of a note) that is a partnership and partners in such partnership should consult their own tax advisors about the United States federal income tax consequences of holding and disposing of the notes (or our common stock acquired upon conversion of a note).

     No statutory or judicial authority directly addresses the treatment of the notes or instruments similar to the notes for United States federal income tax purposes. The Internal Revenue Service (the "IRS") has issued a revenue ruling with respect to instruments similar to the notes. To the extent it addresses the issues, this ruling supports certain aspects of the treatment described below. No ruling has been or is expected to be sought from the IRS with respect to the United States federal income tax consequences to the holders of the notes. The IRS would not be precluded from taking contrary positions to those set forth herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below.

     WE URGE PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND OUR COMMON STOCK IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

CLASSIFICATION OF THE NOTES

     We intend to treat the notes as indebtedness for United States federal income tax purposes and take the position that the notes will be subject to the special regulations governing contingent payment debt instruments (the "CPDI regulations"). Pursuant to the terms of the indenture, we and each holder of the notes agree, for United States federal income tax purposes, to treat the notes as debt instruments that are subject to the CPDI regulations, and the remainder of this discussion assumes that the notes will be so treated.

     In addition, under the indenture, each holder will be deemed to have agreed to treat the fair market value of our common stock received by such holder upon conversion as a contingent payment and to accrue interest with respect to the notes as original issue discount for United States federal income tax purposes according to the "noncontingent bond method," set forth in section 1.1275-4(b) of the CPDI regulations, using the comparable yield (as defined below) compounded semiannually and the projected payment schedule (as defined below) determined by us. Notwithstanding the issuance of the revenue ruling referred to above, the application of the CPDI regulations to instruments such as the notes is uncertain in several respects, and, as a result, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the notes. In particular, a holder might be required to accrue interest income at a higher or lower rate, might not recognize income, gain or loss upon conversion of the notes into shares of our common stock, might recognize capital gain or loss upon a taxable disposition of the notes and might have an adjusted tax basis in the notes or our common stock acquired upon conversion of a note materially different than discussed herein. Holders should consult their tax advisors concerning the tax treatment of holding and disposing of the notes.

TREATMENT OF U.S. HOLDERS

  ACCRUAL OF INTEREST ON THE NOTES

     Pursuant to the CPDI regulations, a U.S. holder will be required to accrue interest income on the notes, which we sometimes refer to as original issue discount, in the amounts described below, regardless of whether the U.S. holder uses the cash or accrual method of tax accounting. Accordingly, U.S. holders will likely be required to include interest in taxable income in each year in excess of the accruals on the notes for non-tax purposes (i.e., in excess of the stated semi-annual cash interest payable on the notes and any contingent interest payments actually received in that year).

     The CPDI regulations provide that a U.S. holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

     (1) the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (ii) the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period,

     (2)divided by the number of days in the accrual period, and

     (3) multiplied by the number of days during the accrual period that the U.S. holder held the notes.

     The notes' issue price is the first price at which a substantial amount of the notes was sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any projected payments, as defined below (including payments of stated cash interest) with respect to the notes.

     Unless certain conditions are met, the term "comparable yield" means the annual yield we would pay, as of the initial issue date, on a noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise comparable to those of the notes. We intend to take the position that the comparable yield for the notes is 5.06%, compounded semiannually. The precise manner of calculating the comparable yield, however, is not entirely clear. If the comparable yield were successfully challenged by the IRS, the redetermined yield could differ materially from the comparable yield provided by us. Moreover, the projected payment schedule could differ materially from the projected payment schedule provided by us.

      The CPDI regulations require that we provide to U.S. holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the notes. This schedule must produce the comparable yield. The projected payment schedule includes the semiannual stated cash interest payable on the notes at the rate of 2.875% per annum, estimates for certain contingent interest payments and an estimate for a payment at maturity taking into account the conversion feature. In this connection, the fair market value of any common stock (and cash, if any) received by a holder upon conversion will be treated as a contingent payment.

     U.S. holders may obtain the projected payment schedule by submitting a written request for such information to: CenterPoint Energy, Inc., 1111 Louisiana, Houston, Texas 77002, Attention: Treasurer.

     THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF A U.S. HOLDER'S INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE ON THE NOTES.

     Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Internal Revenue Code of 1986, as amended (the "Code").

  ADJUSTMENTS TO INTEREST ACCRUALS ON THE NOTES

     As noted above, the projected payment schedule includes amounts attributable to the stated semi-annual cash interest payable on the notes. Accordingly, the receipt of the stated semi-annual cash interest payments will not be separately taxable to U.S. holders. If, during any taxable year, a U.S. holder receives actual payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. holder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of such excess. The U.S. holder will treat a "net positive adjustment" as additional interest income. For this purpose, the payments in a taxable year include the fair market value of property received in that year, including the fair market value of our common stock received upon conversion.

     If a U.S. holder receives in a taxable year actual payments with respect to the notes for that taxable year that in the aggregate are less than the amount of projected payments for that taxable year, the U.S. holder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) first reduce the U.S. holder's interest income on the notes for that taxable year and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. holder's interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. A negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under section 67 of the Code. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward and treated as a negative adjustment in the succeeding taxable year and will offset future interest income accruals in respect of the notes or will reduce the amount realized on the sale, exchange, purchase by us at the holder's option, conversion, redemption or retirement of the notes.

     If a U.S. holder purchases notes at a discount or premium to the adjusted issue price, the discount will be treated as a positive adjustment, and will increase the U.S. holder's adjusted tax basis, and the premium will be treated as a negative adjustment, and will reduce the U.S. holder's adjusted tax basis. The U.S. holder must reasonably allocate the adjustment over the remaining term of the notes by reference to the accruals of original issue discount at the comparable yield or to the projected payments. It may be reasonable to allocate the adjustment over the remaining term of the notes pro rata with the accruals of original issue discount at the comparable yield. U.S. holders should consult their tax advisors regarding these allocations.

  SALE, EXCHANGE, CONVERSION OR REDEMPTION OF THE NOTES

     Generally, the sale or exchange of a note, the purchase of a note by us at the holder's option or the redemption or retirement of a note for cash will result in taxable gain or loss to a U.S. holder. As described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of common stock (and cash, if any) upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the receipt of our common stock (and cash, if any) by a U.S. holder upon the conversion of a note as a contingent payment under the CPDI regulations. Under this treatment, conversion also would result in taxable gain or loss to the U.S. holder. As described above, holders will be deemed to have agreed to be bound by our determination of the comparable yield and the schedule of projected payments.

     The amount of gain or loss on a taxable sale, exchange, purchase by us at the holder's option, conversion, redemption or retirement would be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any of our common stock received and (b) the U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note will generally be equal to the U.S. holder's original purchase price for the note, increased by any interest income previously accrued by the U.S. holder (determined without regard to any adjustments to interest accruals described above, other than adjustments to reflect a discount or premium to the adjusted issue price, if any), and decreased by the amount of any projected payments, as defined above, projected to have been made through such date in respect of the notes to the U.S. holder (without regard to the actual amount paid). Gain recognized upon a sale, exchange, purchase by us at the holder's option, conversion, redemption or retirement of a note will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the note is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

     A U.S. holder's tax basis in our common stock received upon a conversion of a note will equal the then current fair market value of such common stock. The U.S. holder's holding period for the common stock received will commence on the day immediately following the date of conversion.

  CONSTRUCTIVE DIVIDENDS

     If at any time we were to make a distribution of property to our shareholders that would be taxable to the shareholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes were increased, such increase might be deemed to be the payment of a taxable dividend to holders of the notes.

     For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness, or assets, or an increase in the event of an extraordinary cash dividend may result in deemed dividend treatment to holders of the notes, but, generally, an increase in the event of stock dividends or the distribution of rights to subscribe for common stock would not be so treated.

  ADDITIONAL AMOUNTS

     We may be required to make payments of additional amounts as described under "Description of the Notes - Registration Rights." We intend to take the position for United States federal income tax purposes that any such additional payments should be taxable to U.S. holders as additional ordinary income when received or accrued, in accordance with their method of tax accounting. Our determination is binding on holders of the notes, unless they explicitly disclose that they are taking a different position to the IRS on their tax returns for the year during which they acquire the note. The IRS could take a contrary position from that described above, which could affect the timing of U.S. holders' income from the notes with respect to the payments of additional amounts.

     U.S. holders should consult their tax advisors concerning the appropriate tax treatment of the payment of any additional amounts with respect to the notes.

  DIVIDENDS ON COMMON STOCK

     If, after a U.S. holder converts a note and receives our common stock, we make distributions on our common stock, the distributions will constitute dividends taxable to the holder as ordinary income for United States federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles. If a U.S. holder is an individual and receives a distribution that is treated as a dividend, recently enacted legislation generally reduces the maximum tax rate applicable to such distribution to 15%. However, there are several exceptions and restrictions regarding the availability of the reduced tax rates, such as restrictions relating to (i) the U.S. holder's holding period of stock on which the dividends are received, (ii) such holder's obligation, if any, to make related payments with respect to positions in substantially similar or related property, and (iii) amounts the U.S. holder takes into account as investment income under section 163(d)(4)(B) of the Code. The reduced rates apply only to dividends received on or before December 31, 2008. Individuals should consult their tax advisors regarding the extent, if any, to which any exceptions and restrictions may apply to their particular factual situation.

     To the extent that a U.S. holder receives distributions on shares of common stock that would otherwise constitute dividends for United States federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the holder's tax basis in the shares of common stock. Any such distributions in excess of the U.S. holder's tax basis in the shares of common stock will generally be treated as capital gain. Subject to applicable limitations, distributions on our common stock constituting dividends paid to holders that are United States corporations will qualify for the dividends received deduction.

  SALE OF COMMON STOCK

     A U.S. holder generally will recognize capital gain or loss on a sale or exchange of our common stock. The U.S. holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's tax basis in the common stock, which will generally be the fair market value of the common stock at the time of the conversion. The proceeds received by a U.S. holder will include the amount of any cash and the fair market value of any other property received for the common stock. The gain or loss recognized by a U.S. holder on a sale or exchange of common stock will be long-term capital gain or loss if the holder's holding period for the common stock is more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses by individuals and corporations is subject to limitations.

      If a U.S. holder is an individual, recently enacted legislation generally reduces the maximum tax rate on such long-term capital gain to 15%. However, there are exceptions to the reduced rates, including an exception for amounts the U.S. holder takes into account as investment income under section 163(d)(4)(B) of the Code. The reduced rates apply only to tax years beginning on or before December 31, 2008. Individuals should consult their tax advisors regarding the extent, if any, to which any exceptions may apply to their particular factual situation. Moreover, if such holder previously received, with respect to such stock, one or more dividends that were taxed at the reduced rate described above under " -- Dividends on Common Stock," any capital loss on a subsequent disposition of the stock will, regardless of such holder's holding period, be treated as long-term capital loss to the extent that the previous dividends were extraordinary dividends within the meaning of section 1059(c) of the Code.

TREATMENT OF NON-U.S. HOLDERS

  OWNERSHIP AND DISPOSITION OF THE NOTES

     All payments on the notes made to a Non-U.S. holder, including interest payments, any payment in common stock pursuant to a conversion, and any gain realized on a sale or exchange of the notes will be exempt from United States income and withholding tax provided that: (i) such Non-U.S. holder does not own, actually, indirectly or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (ii) the statement requirement described below has been fulfilled with respect to the beneficial owner, as discussed below, and (iii) such payments and gain are not effectively connected with the conduct by such Non-U.S. holder of a trade or business in the United States. However, if a Non-U.S. holder were deemed to have received a constructive dividend (see " -- Treatment of U.S. Holders -- Constructive Dividends" above), the Non-U.S. holder will generally be subject to United States federal withholding tax at a 30% rate (or such lower rate provided by an applicable treaty) on the taxable amount of such dividend (see " -- Ownership and Disposition of Common Stock" below).

     The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements. If a Non-U.S. holder of the notes is engaged in a trade or business in the United States, and if interest on the notes is effectively connected with the conduct of such trade or business (and, if required by a tax treaty, the dividends are attributable to a permanent establishment maintained in the United States), the Non-U.S. holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular United States federal income tax on interest and on any gain realized on the sale, exchange, purchase by us at the holder's option, conversion, redemption or retirement of the notes in the same manner as if it were a U.S. holder. In lieu of the certificate described above, such a Non-U.S. holder would be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

  OWNERSHIP AND DISPOSITION OF COMMON STOCK

     If, after a Non-U.S. holder converts a note into common stock, we make distributions on our common stock, the distributions will constitute a dividend for United States federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles. Except as described below, dividends paid on common stock held by a Non-U.S. holder will be subject to United States federal withholding tax at a rate of 30% (or such lower rate provided by an applicable treaty). A Non-U.S. holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN (or successor form) upon which the Non-U.S. holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate with respect to such payments.

     If dividends paid to a Non-U.S. holder are effectively connected with the conduct of a United States trade or business by the Non-U.S. holder (and, if required by a tax treaty, the dividends are attributable to a permanent establishment maintained in the United States), we and other payors generally are not required to withhold tax from the dividends, provided that the Non-U.S. holder furnishes to us a valid IRS Form W-8ECI (or successor form) certifying, under penalties of perjury, that the holder is a non-U.S. person, and the dividends are effectively connected with the holder's conduct of a United States trade or business and are includible in the holder's gross income. Effectively connected dividends will be subject to United States federal income tax on net income that applies to U.S. persons generally (and, with respect to a Non-U.S. holder that is a foreign corporation, under certain circumstances, the 30% branch profits tax).

     A Non-U.S. holder generally will not be subject to United States federal income or withholding tax on gain realized on the sale or other taxable disposition of our common stock received upon conversion of a note unless (1) such Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain other conditions are met, or (2) such gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business in the United States (and, if required by a tax treaty, is attributable to a permanent establishment maintained in the United States).

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     A U.S. holder may be subject to United States federal backup withholding tax at the applicable statutory rate with respect to payments of principal, premium, if any, and interest (including original issue discount and a payment in common stock pursuant to a conversion of the notes) on the notes, the payments of dividends on our common stock, and the proceeds of dispositions of the notes or our common stock, if the U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States backup withholding certification requirements. A Non-U.S. holder may be subject to United States backup withholding tax on payments on the notes or our common stock and the proceeds from a sale or other disposition of the notes or our common stock unless the Non-U.S. holder complies with certification procedures to establish that it is not a United States person. Any amounts so withheld will be allowed as a credit against a holder's United States federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the IRS. Payments on the notes and our common stock, as well as the proceeds from a sale or other disposition, may be subject to information reporting. Holders of the notes should consult their tax advisors concerning the application of the backup withholding and information reporting rules in their particular circumstances.

                            SELLING SECURITY HOLDERS

     The notes were originally issued by us and sold to Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Banc of America Securities LLC, Credit Suisse First Boston LLC, J.P. Morgan Securities Inc., Wachovia Capital Markets LLC, ABN AMRO Rothschild LLC, Banc One Capital Markets, Inc., Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Commerzbank Aktiengesellschaft and Scotia Capital (USA) Inc. (the "initial purchasers"). Citigroup Global Markets, Inc. and Deutsche Bank Securities Inc. acted as joint book-runners and as representatives of the initial purchasers in the offering. The notes were resold by the initial purchasers in transactions exempt from the registration requirements of the Securities Act of 1933 to persons reasonably believed by the initial purchasers to be "qualified institutional buyers," as defined by Rule 144A under the Securities Act of 1933, and outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act of 1933. The selling security holders, including their transferees, pledgees, donees, assignees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock issued upon conversion of the notes.

     The following table sets forth recent information about the principal amount of notes beneficially owned by each selling security holder and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time pursuant to this prospectus. Selling security holders may be deemed to be "underwriters" as defined in the Securities Act of 1933. Any profits realized by the selling security holders may be deemed to be underwriting commissions.

     The number of shares of common stock shown in the table below assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 78.0640 shares per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under "Description of the Notes - Conversion Rights." Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

     The table below has been prepared based upon the information furnished to us by the selling security holders as of April 12, 2004. The selling security holders identified above may have sold, transferred or otherwise disposed of some or all of their notes since the date on which the information in the preceding table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act of 1933. Information concerning the selling security holders may change from time to time and, if necessary, we will supplement this prospectus accordingly. We cannot give an estimate as to the amount of the notes or common stock issuable upon conversion thereof that will be held by the selling security holders upon the termination of this offering because the selling security holders may offer some or all of their notes or common stock pursuant to the offering contemplated by this prospectus. See "Plan of Distribution."

     To our knowledge, other than their ownership of the securities described below, none of the selling holders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates.

                                                    PRINCIPAL AMOUNT OF                   NUMBER OF SHARES
                                                    NOTES BENEFICIALLY   PERCENTAGE OF     OF COMMON STOCK     PERCENTAGE OF
                                                      OWNED THAT MAY         NOTES              THAT            COMMON STOCK
                      NAME                                 BE SOLD        OUTSTANDING        MAY BE SOLD      OUTSTANDING (1)
                      ----                                 -------        -----------        -----------      ---------------
AIG DKR SoundShore Holdings Ltd. (2) ............       $  2,256,000           *                176,112              *
Arbitex Master Fund L.P. (3) ....................       $  5,000,000         1.96%              390,320              *
Associated Electric & Gas Insurance Services
Limited .........................................       $  1,000,000           *                 78,064              *
Barclays Global Investors Limited ...............       $  1,000,000           *                 78,064              *
Century Park Trust ..............................       $  2,500,000           *                195,160              *
Citigroup Global Markets Inc. (4) ...............       $    850,000           *                 66,354              *
Citigroup Global Markets Ltd. (5) ...............       $  5,000,000         1.96%              390,320              *
CNH CA Master Account, L.P. .....................       $  1,000,000           *                 78,064              *
Context Convertible Arbitrage Fund, L.P. ........       $    800,000           *                 62,451              *
Context Convertible Arbitrage Offshore, Ltd. ....       $  1,700,000           *                132,709              *
Convertible Securities Fund (6) .................       $     21,000           *                  1,639              *

DKR SoundShore Opportunity Holding Fund Ltd. ....       $  1,085,000           *                 84,699              *
DKR SoundShore Strategic Holding Fund Ltd. ......       $    659,000           *                 51,444              *
GMAM Group Pension Trust ........................       $  4,000,000         1.57%              312,256              *
Guggenheim Portfolio Company XV, LLC ............       $    750,000           *                 58,548              *
Highbridge International LLC (7) ................       $ 25,000,000         9.80%            1,951,600              *
HSBC Trustee, Zola Managed Trust ................       $    300,000           *                 23,419              *
John Deere Pension Trust ........................       $  2,000,000           *                156,128              *
JMG Triton Offshore Fund, Ltd. ..................       $  2,000,000           *                156,128              *
KBC Financial Products USA Inc. (8) .............       $  2,000,000           *                156,128              *
Laurel Ridge Capital, LP. .......................       $  2,000,000           *                156,218              *
Lehman Brothers Inc. (9) ........................       $ 12,250,000         4.80%              956,284              *
Lyxor/Context Fund Ltd. .........................       $    450,000           *                 35,129              *
National Bank of Canada .........................       $  1,000,000           *                 78,064              *
Nations Convertible Securities Fund (10) ........       $  2,979,000         1.17%              232,552              *
Ramius, LP. .....................................       $    200,000           *                 15,613              *
Ramius Master Fund, Ltd. ........................       $  5,750,000         2.25%              448,868              *
RBC Alternative Assets Fund - Conv. Arb .........       $    125,000           *                  9,758              *
RCG Baldwin, LP. ................................       $    800,000           *                 62,451              *
RCG Halifax Master Fund, Ltd. ...................       $    500,000           *                 39,032              *
RCG Latitude Master Fund, Ltd. ..................       $  6,250,000         2.45%              487,900              *
RCG Multi Strategy Master Fund, Ltd. ............       $  2,500,000           *                195,160              *
Royal Bank of Canada (Norshield) ................       $    450,000           *                 35,129              *
St. Albans Partners Ltd. ........................       $ 16,000,000         6.27%            1,249,024              *
Thrivent Financial for Lutherans (11) ...........       $  2,500,000           *                195,160              *
Triborough Partners International Ltd. ..........       $  4,200,000         1.65%              327,869              *
Triborough Partners LLC .........................       $  1,800,000           *                140,515              *
Univest Convertible Arbitrage Fund II Ltd.
(Norshield) .....................................       $    300,000           *                 23,419              *
Univest Multi-Strategy Fund - Conv. Arb .........       $    125,000           *                  9,758              *
Waterstone Market Neutral Fund, LP (12) .........       $    564,000           *                 44,028              *
Waterstone Market Neutral Offshore Fund
Ltd. (13) .......................................       $  3,936,000         1.54%              307,260              *
Whitebox Convertible Arbitrage Beta Master Fund
LP. .............................................       $  8,000,000         3.14%              624,512              *
Whitebox Convertible Arbitrage Partners LP. .....       $ 34,000,000        13.33%            2,654,176              *
WPG Convertible Arbitrage Overseas Master Fund ..       $    150,000           *                 11,710              *
WPG MSA Convertible Arbitrage Fund ..............       $    100,000           *                  7,806              *
Xavex Convertible Arbitrage S Fund ..............       $    750,000           *                 58,548              *
Yield Strategies Fund I, L.P. ...................       $  4,000,000         1.57%              312,256              *
Yield Strategies Fund II, L.P. ..................       $  4,000,000         1.57%              312,256              *
Zola Partners, L.P. .............................       $  1,500,000           *                117,096              *
All other holders of notes or future transferees,
pledgees, donees or successors of any such
holder (14) .....................................       $ 85,400,000        33.49%            6,666,666            2.12%

Total ...........................................       $255,000,000          100%           19,906,320            6.48%

----------------
*        Less than 1%

(1) Calculated using 307,072,860 shares of common stock outstanding as of March 31, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes, but we did not assume conversion of any other holder's notes.

(2) AIG DKR SoundShore Holdings Ltd. also beneficially owns $385,500 principal amount of our 3.75% Convertible Senior Notes due 2023.

(3) Arbitex Master Fund L.P. also beneficially owns $13,200,000 principal amount of our 3.75% Convertible Senior Notes due 2023.

(4) Citigroup Global Markets Inc. was one of the initial purchasers in connection with the private placement of the notes in December 2003. In addition, Citigroup Global Markets Inc. was one of the initial purchasers in connection with the private placement of our 3.75% Convertible Senior Notes due 2023 in May 2003, and also beneficially owns $2,804,000 principal amount of our 3.75% Convertible Senior Notes due 2023.

(5) Citigroup Global Markets Ltd. is an affiliate of Citigroup Global Markets Inc., who was one of the initial purchasers in connection with the private placement of the notes in December 2003. Citigroup Global Markets Ltd. also beneficially owns $10,925,000 principal amount of our 3.75% Convertible Senior Notes due 2023.

(6) Convertible Securities Fund also beneficially owns $75,000 principal amount of our 3.75% Convertible Senior Notes due 2023.

(7) Highbridge International LLC also beneficially owns $47,000,000 principal amount of our 3.75% Convertible Senior Notes due 2023.

(8) KBC Financial Products USA Inc. also beneficially owns $625,000 principal amount of our 3.75% Convertible Senior Notes due 2023.

(9) Lehman Brothers Inc. also beneficially owns $3,000,000 principal amount of our 3.75% Convertible Senior Notes due 2023.

(10) Nations Convertible Securities Fund also beneficially owns $8,925,000 principal amount of our 3.75% Convertible Senior Notes due 2023.

(11) Thrivent Financial for Lutherans also beneficially owns (i) $8,500,000 principal amount of CERC's 7.875% Senior Notes due 2013, (ii) $3,000,000 principal amount of CenterPoint Houston's 5.70% General Mortgage Bonds, Series J, due 2013, (iii) $2,000,000 principal amount of CenterPoint Houston's 5.60% General Mortgage Bonds, Series L, due 2023, (iv) $6,000,000 principal amount of CenterPoint Houston's 6.95% General Mortgage Bonds, Series K, due 2033, (v) $3,000,000 principal amount of our 3.75% Convertible Senior Notes due 2023, (vi) $7,000,000 principal amount of our 5.875% Senior Notes due 2008, Series B and
         (vii) $8,000,000 principal amount of CERC's 7.75% Notes due 2011.

(12) Waterstone Market Neutral Fund, LP also beneficially owns $564,000 principal amount of our 3.75% Convertible Senior Notes due 2023.

(13) Waterstone Market Neutral Offshore Fund Ltd. also beneficially owns $3,936,000 principal amount of our 3.75% Convertible Senior Notes due 2023.

(14) Information concerning other selling security holders of notes or common stock issuable upon conversion thereof will be set forth in prospectus supplements or post-effective amendments from time to time, if required.

                              PLAN OF DISTRIBUTION

     We are registering the notes and the common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts, selling commissions and transfer taxes, in connection with the registration and sale of the notes and the common stock covered by this prospectus. We will not receive any of the proceeds of the sale of the notes and the common stock offered by this prospectus. The aggregate proceeds to the selling security holders from the sale of the notes or common stock will be the purchase price of the notes or common stock less any discounts and commissions. A selling security holder reserves the right to accept and, together with their agents, to reject, any proposed purchases of notes or common stock to be made directly or through agents.

     The notes and the common stock offered by this prospectus may be sold from time to time to purchasers:

     - directly by the selling security holders and their successors, which includes their donees, pledgees or transferees or their successors-in-interest, or

     - through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent's commissions from the selling security holders or the purchasers of the notes and the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

     The selling security holders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. As a result, any profits on the sale of the notes and the common stock by selling security holders and any discounts, commissions or agent's commissions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Selling security holders who are "underwriters" within the meaning of the Securities Act of 1933 will be subject to prospectus delivery requirements of the Securities Act of 1933. If the selling security holders were deemed to be underwriters, the selling security holders may be subject to certain statutory liabilities of the Securities Act of 1933 and the Securities Exchange Act of 1934. If the notes and the common stock are sold through underwriters, broker-dealers or agents, the selling security holders will be responsible for underwriting discounts or commissions or agent's commissions.

     The notes and the common stock may be sold in one or more transactions at:

     -    fixed prices,

     -    prevailing market prices at the time of sale,

     -    prices related to such prevailing market prices,

     -    varying prices determined at the time of sale, or

     -    negotiated prices.

     These sales may be effected in one or more transactions:

     - on any national securities exchange or quotation service on which the notes and common stock may be listed or quoted at the time of the sale,

     -    in the over-the-counter market,

     - in transactions otherwise than on such exchanges or services or in the over-the-counter market,

     - through the writing of options (including the issuance by the selling security holders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise,

     -    through the settlement of short sales, or

     -    through any combination of the foregoing.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with the sales of the notes and the common stock issuable upon conversion thereof or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

     - engage in short sales of the notes or the common stock in the course of hedging their positions,

     - sell the notes and common stock short and deliver the notes and common stock to close out short positions,

     - loan or pledge notes or the common stock to broker-dealers or other financial institutions that in turn may sell the notes and the common stock,

     - enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the notes or the common stock, which the broker-dealer or other financial institution may resell pursuant to the prospectus, or

     - enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any underwriter, broker-dealer or agent regarding the sale of the notes and the common stock by the selling security holders.

     Our common stock trades on the New York Stock Exchange under the symbol "CNP." We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Accordingly, no assurances can be given as to the development of liquidity or any trading market for the notes. See "Risk Factors - Risks Related to the Notes
- We cannot assure you that an active trading market will develop for the notes."

     There can be no assurance that any selling security holder will sell any or all of the notes or the common stock pursuant to this prospectus. Further, we cannot assure you that any such selling security holder will not transfer, devise or gift the notes and the common stock by other means not described in this prospectus. In addition, any notes or common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act of 1933 may be sold under Rule 144 or Rule 144A rather than under this prospectus. The notes or common stock covered by this prospectus may also be sold to non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act of 1933 rather than pursuant to this prospectus. The notes and the common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

     The selling security holders and any other person participating in the sale of notes or the common stock will be subject to the Securities Exchange Act of 1934. The Securities Exchange Act of 1934 rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the common stock by the selling security holders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the notes and the common stock to engage in market-making activities with respect to the particular notes and the common stock being distributed. This may affect the marketability of the notes and the common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the common stock.

     We have agreed to indemnify the selling security holders against certain liabilities, including liabilities under the Securities Act of 1933.

     The notes were issued and sold in December 2003 in transactions exempt from the registration requirements of the Securities Act of 1933 to persons reasonably believed by the initial purchasers to be "qualified institutional buyers," as defined by Rule 144A under the Securities Act of 1933, and outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act of 1933.

     Prior to the private placement, there was no trading market for the notes. Although the broker-dealers that acted as initial purchasers when the notes were originally issued have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue market-making activities at any time without notice. In addition, their market-making activities will be subject to limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934 and may be limited during the pendency of this shelf registration statement. Although the notes issued in the private placement are eligible for trading on the Portal Market, notes resold using this prospectus will no longer be eligible for trading on the Portal Market. We have not listed, and do not intend to list, the notes on any securities exchange or automated quotation system. We cannot assure you that any active market for the notes will develop or be sustained. If an active market is not developed or sustained, the market price and liquidity of the notes may be adversely affected.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

     A person may only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue and sale of any notes in circumstances in which
Section 21(1) of the FSMA does not apply to us.

     This prospectus is being distributed to and is directed only at persons who
(1) are outside the United Kingdom, (2) are investment professionals falling within Article 19(5) of the FSMA (Financial Promotion) Order 2001 (the "Order") or (3) are persons falling within Article 49(2) (a) to (d) ("high net worth companies, unincorporated associates, etc.") of the Order (all these persons together being referred to as "relevant persons"). This prospectus must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

                             VALIDITY OF SECURITIES

     The validity of the notes and the common stock issuable upon conversion thereof will be passed upon for us by Baker Botts L.L.P., Houston, Texas.

                                     EXPERTS

     The consolidated financial statements of CenterPoint Energy and its subsidiaries as of December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which reports express an unqualified opinion and include explanatory paragraphs referring to the distribution of Reliant Resources, Inc., the change in method of accounting for goodwill and certain intangible assets and the recording of asset retirement obligations), and has been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses payable by CenterPoint Energy, Inc., a Texas corporation ("CenterPoint"), in connection with the offering described in this Registration Statement.

SEC registration fee.................................                 $ 32,309
Printing expenses....................................                   50,000
Accounting fees and expenses.........................                   20,000
Legal fees and expenses..............................                   60,000
Miscellaneous........................................                    3,482
                                                                      --------

             Total...................................                  180,000
                                                                      ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 2.02.A.(16) and Article 2.02-1 of the Texas Business Corporation Act and Article V of CenterPoint's Amended and Restated Bylaws provide CenterPoint with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, CenterPoint has purchased insurance against certain costs of indemnification that may be incurred by it and by its officers and directors.

     Additionally, Article IX of CenterPoint's Amended and Restated Articles of Incorporation provides that a director of CenterPoint is not liable to CenterPoint or its shareholders for monetary damages for any act or omission in the director's capacity as director, except that Article IX does not eliminate or limit the liability of a director for (i) any breach of such director's duty of loyalty to CenterPoint or its shareholders, (ii) any act or omission not in good faith that constitutes a breach of duty of such director to CenterPoint or an act or omission that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office or (iv) an act or omission for which the liability of a director is expressly provided for by statute.

     Article IX also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article IX shall not adversely affect any right of protection of a director of CenterPoint existing at the time of the repeal or modification.

     See "Item 17. Undertakings" for a description of the Commission's position regarding such indemnification provisions.

ITEM 16. EXHIBITS.

     The following documents are filed as part of this Registration Statement or incorporated by reference herein:

                                                               REPORT OR                SEC FILE OR
EXHIBIT                                                       REGISTRATION             REGISTRATION      EXHIBIT
 NUMBER              DOCUMENT DESCRIPTION                      STATEMENT                  NUMBER        REFERENCE
 ------              --------------------                      ---------                  ------        ---------
 3.1        Amended and Restated Articles of        Registration Statement on Form       333-69502         3.1
            Incorporation of CenterPoint Energy,    S-4 of CenterPoint Energy, Inc.
            Inc.

 3.1.1      Articles of Amendment to the Amended    Form 10-K of CenterPoint              1-31447         3.1.1
            and Restated Articles of                Energy, Inc. for the year ended
            Incorporation of CenterPoint Energy,    December 31, 2001
            Inc.

  3.2       Amended and Restated Bylaws of          Form 10-K of CenterPoint              1-31447          3.2
            CenterPoint Energy, Inc.                Energy, Inc. for the year ended
                                                    December 31, 2001

  3.3       Statement of Resolution Establishing    Form 10-K of CenterPoint              1-31447          3.3
            Series of Shares Designated Series A    Energy, Inc. for the year ended
            Preferred Stock and Form of Rights      December 31, 2001
            Certificate

  4.1       Rights Agreement dated as of January    Form 10-K of CenterPoint              1-31447          4.2
            1, 2002 between CenterPoint Energy,     Energy, Inc. for the year ended
            Inc. and JPMorgan Chase Bank, as        December 31, 2001
            Rights Agent

  4.2       Form of CenterPoint Energy, Inc.        Registration Statement on Form       333-69502         4.1
            Stock Certificate                       S-4 of CenterPoint Energy, Inc.

  4.3       Indenture, dated as of May 19, 2003,    Current Report on Form 8-K of         1-31447          4.1
            between CenterPoint Energy, Inc. and    CenterPoint Energy, Inc. filed
            JPMorgan Chase Bank as trustee (the     June 3, 2003
            "Trustee")

  4.4       Supplemental Indenture No. 4, dated     Current Report on Form 8-K of         1-31447          4.2
            as of December 17, 2003, between        CenterPoint Energy, Inc. filed
            CenterPoint Energy, Inc. and the        December 19, 2003
            Trustee, with respect to $255,000,000
            aggregate principal amount of 2.875%
            Convertible Senior Notes due 2024
            (including the form of Note)

  4.5       Registration Rights Agreement, dated    Current Report on Form 8-K of         1-31447          4.3
            as of December 17, 2003, among          CenterPoint Energy, Inc. filed
            CenterPoint Energy, Inc., Citigroup     December 19, 2003
            Global Markets Inc. and Deutsche Bank
            Securities Inc. as representatives of
            the initial purchasers

  5.1       Opinion of Baker Botts L.L.P. as to
            the legality of the securities

  8.1       Opinion of Baker Botts L.L.P. as to
            certain U.S. federal income tax
            matters

 12.1       Statement of computation of ratio of    Form 10-K of CenterPoint              1-31447          12
            earnings to fixed charges for the       Energy, Inc. for the year ended
            twelve month periods ended December     December 31, 2003
            31, 2003, 2002, 2001, 2000 and 1999

23.1        Consent of Deloitte & Touche LLP

23.2        Consent of Baker Botts L.L.P. (included
            in Exhibit 5.1)

24.1        Powers of Attorney (included on the
            signature page of this registration
            statement)

25.1        Statement of Eligibility and
            Qualification under the Trust
            Indenture Act of 1939 of the Trustee
            on Form T-1

--------------------

ITEM 17. UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on April 13, 2004.

                                    CENTERPOINT ENERGY, INC.

                                    By: /s/ David M. McClanahan
                                        ----------------------------
                                        David M. McClanahan
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David M. McClanahan, Scott E. Rozzell and Rufus
S. Scott, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                   TITLE                                             DATE
                  ---------                                   -----                                             ----
         /s/ David M. McClanahan                     President,                                            April 13, 2004
--------------------------------------------         Chief Executive Officer and Director
         David M.  McClanahan                        (Principal Executive Officer)

         /s/ Gary L. Whitlock                        Executive Vice President                              April 13, 2004
--------------------------------------------         and Chief Financial Officer
         Gary L.  Whitlock                           (Principal Financial Officer)

          /s/ James S. Brian                         Senior Vice President and                             April 13, 2004
--------------------------------------------         Chief Accounting Officer
         James S.  Brian                             (Principal Accounting Officer)

          /s/ Milton Carroll                         Director                                              April 13, 2004
--------------------------------------------
         Milton Carroll

           /s/ Derrill Cody                          Director                                              April 13, 2004
--------------------------------------------
         Derrill Cody

          /s/ John T. Cater                          Director                                              April 13, 2004
--------------------------------------------
         John T. Cater

         /s/ O. Holcombe Crosswell                   Director                                              April 13, 2004
--------------------------------------------
         O.  Holcombe Crosswell

         /s/ Thomas F. Madison                       Director                                              April 13, 2004
--------------------------------------------
         Thomas F. Madison

          /s/ Michael E. Shannon                     Director                                              April 13, 2004
--------------------------------------------
         Michael E. Shannon

                                INDEX TO EXHIBITS

                                                                  REPORT OR                SEC FILE OR
EXHIBIT                                                          REGISTRATION             REGISTRATION      EXHIBIT
NUMBER                  DOCUMENT DESCRIPTION                      STATEMENT                  NUMBER        REFERENCE
------                  --------------------                      ---------                  ------        ---------
 3.1           Amended and Restated Articles of        Registration Statement on Form       333-69502         3.1
               Incorporation of CenterPoint Energy,    S-4 of CenterPoint Energy, Inc.
               Inc.

 3.1.1         Articles of Amendment to the Amended    Form 10-K of CenterPoint              1-31447         3.1.1
               and Restated Articles of                Energy, Inc. for the year ended
               Incorporation of CenterPoint Energy,    December 31, 2001
               Inc.

 3.2           Amended and Restated Bylaws of          Form 10-K of CenterPoint              1-31447          3.2
               CenterPoint Energy, Inc.                Energy, Inc. for the year ended
                                                       December 31, 2001

 3.3           Statement of Resolution Establishing    Form 10-K of CenterPoint              1-31447          3.3
               Series of Shares Designated Series A    Energy, Inc. for the year ended
               Preferred Stock and Form of Rights      December 31, 2001
               Certificate

 4.1           Rights Agreement dated as of January    Form 10-K of CenterPoint              1-31447          4.2
               1, 2002 between CenterPoint Energy,     Energy, Inc. for the year ended
               Inc. and JPMorgan Chase Bank, as        December 31, 2001
               Rights Agent

 4.2           Form of CenterPoint Energy, Inc.        Registration Statement on Form       333-69502         4.1
               Stock Certificate                       S-4 of CenterPoint Energy, Inc.

 4.3           Indenture, dated as of May 19, 2003,    Current Report on Form 8-K of         1-31447          4.1
               between CenterPoint Energy, Inc. and    CenterPoint Energy, Inc. filed
               JPMorgan Chase Bank as trustee (the     June 3, 2003
               "Trustee")

 4.4           Supplemental Indenture No. 4, dated     Current Report on Form 8-K of         1-31447          4.2
               as of December 17, 2003, between        CenterPoint Energy, Inc. filed
               CenterPoint Energy, Inc. and the        December 19, 2003
               Trustee, with respect to $255,000,000
               aggregate principal amount of 2.875%
               Convertible Senior Notes due 2024
               (including the form of Note)

 4.5           Registration Rights Agreement, dated    Current Report on Form 8-K of         1-31447          4.3
               as of December 17, 2003, among          CenterPoint Energy, Inc. filed
               CenterPoint Energy, Inc., Citigroup     December 19, 2003
               Global Markets Inc. and Deutsche Bank
               Securities Inc. as representatives of
               the initial purchasers

 5.1           Opinion of Baker Botts L.L.P. as to
               the legality of the securities

 8.1           Opinion of Baker Botts L.L.P. as to
               certain U.S. federal income tax
               matters

 12.1          Statement of computation of ratio of    Form 10-K of CenterPoint              1-31447          12
               earnings to fixed charges for the       Energy, Inc. for the year ended
               twelve month periods ended December     December 31, 2003
               31, 2003, 2002, 2001, 2000 and 1999

 23.1          Consent of Deloitte & Touche LLP

 23.2          Consent of Baker Botts L.L.P. (included
               in Exhibit 5.1)

 24.1          Powers of Attorney (included on the
               signature page of this registration
               statement)

 25.1          Statement of Eligibility and
               Qualification under the Trust
               Indenture Act of 1939 of the Trustee
               on Form T-1

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